Exhibit 10.1.5
(COMPOSITE CONFORMED COPY - as amended)
Amendment No. 1- May 1, 1986
Amendment No. 2-February 1, 1987
Amendment No. 3-June 1, 1987
Amendment No. 4-Sept. 1, 1987
Amendment No. 5-October 1, 1987
Amendment No. 6-August 1, 1988
Amendment No. 7-January 1, 1989
Amendment No. 8-January 1, 1990

PHASE II NEW HAMPSHIRE TRANSMISSION
FACILITIES SUPPORT AGREEMENT
Dated as of June 1, 1985

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Signatures	X

Schedule I - VELCO	139
Schedule II - MMWEC	141
Attachment A - Kilowatthour Loads	X
Attachment B - Description of Transmission Facilities	X
Attachment C - Documentation	X
Attachment E - Subscription Process for Determining Initial Participating Shares	X
Attachment F - Credit Enhancement Charge	X
Exhibit G - Form of Equity Funding Agreement	X

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PHASE II NEW HAMPSHIRE TRANSMISSION
FACILITIES SUPPORT AGREEMENT
This AGREEMENT dated as of June 1, 1985, is between New England Hydro-Transmission Corporation (New Hampshire Hydro) and the New England utilities listed in Attachment A hereto. Those New England utilities that have executed this Agreement and meet the further conditions for participation hereunder are hereinafter referred to as Participants or individually as a Participant. The Participants, each of which is a member of the New England Power Pool (NEPOOL), are sometimes referred to collectively herein, but their rights and obligations hereunder are several and not joint as described in Section 5 hereof.
In consideration of the premises, the concurrent execution of the other Basic Agreements hereinafter referred to, the mutual covenants hereinafter and therein set forth, and other good and valuable consideration, receipt whereof is hereby acknowledged, it is hereby agreed as follows:
Section 1. Basic Understandings and Purpose
Some or all of the Participants are participants in the existing arrangements for the Phase I interconnection planned by NEPOOL with Hydro-Quebec, which is to consist of a ± 450 kV HVDC transmission line from a terminal at the Des Cantons Substation on the Hydro-Quebec system near Sherbrooke, Quebec to a terminal having an approximate rating of 690 MW at a substation at the Comerford Generating Station on the Connecticut River (hereinafter referred to as Phase I). The basic arrangements covering the portion of Phase I in the United States are set forth in the New England Power Pool Agreement, as amended (the NEPOOL Agreement) and three contracts among the participants in Phase I as follows:

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1.	Vermont Transmission Line Support Agreement, dated as of December 1, 1981, as amended, with Vermont Electric Transmission Company, Inc.

2.	Phase I Terminal Facilities Support Agreement, dated as of December 1, 1981, as amended, with New England Electric Transmission Corporation, and

3.
Agreement With Respect To Use Of Quebec Interconnection, dated as of December 1, 1981, as amended, including the restatement thereof in connection with Phase II (this Agreement as restated to cover Phase II is hereinafter referred to as the Use Agreement).

These Phase I interconnection facilities are currently under construction with completion scheduled during 1986.
With the completion of arrangements for Phase I and the related contracts with Hydro-Quebec, the members of NEPOOL have conducted studies of the benefits of an expanded interconnection for NEPOOL with Hydro-Quebec (Phase II) and have negotiated with Hydro-Quebec a firm energy arrangement to utilize the expanded interconnection facilities. The results of these studies indicate that such an expansion of the interconnection capacity will be beneficial to the New England utilities and to their respective customers.
The portion of Phase II in the United States will consist of an extension of the Phase I DC transmission line from the proposed terminus of Phase I at the Comerford Station through New Hampshire to a site in Massachusetts with additional terminal facilities installed at that site to increase the total transfer capacity between Hydro Quebec and NEPOOL from the 690 MW of Phase I to approximately 2000 MW. Reinforcements to the existing AC transmission system of New England Power and to certain AC facilities of Boston Edison Company will also be required. The United States portion of the Phase II facilities will be designated as pool-planned

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facilities in the same manner as the United States portion of the Phase I facilities was so designated.
Hydro Quebec and the Participants have agreed to enter into a ten year energy contract for Phase II. Under that contract, the Participants would purchase, at favorable prices from Hydro Quebec, 7 Twh of energy per year. The Phase II energy will provide an opportunity to displace oil as a fuel for generation and should reduce consumers’ annual fuel costs in New England. The commitment of Hydro Quebec to supply to the Participants this large amount of energy should also defer New England’s need for expensive new generation. There is also the potential for additional benefits from Phase II, such as energy banking, energy interchange, and emergency transfer for mutual reliability purposes.
Studies performed on behalf of and by NEPOOL show that the aggregate present value of these benefits is expected to significantly exceed the cost of Phase II. The Phase I Support Agreements provide for allocation of participation in Phase II pro rata among all Participants based upon their proportionate shares of the 1980 NEPOOL load with provision for some preferential allocations to certain Participants involved in Phase II.
Each Participant acknowledges that it has been represented on the Executive and Planning Committees of NEPOOL that had responsibility for evaluating the feasibility of Phase II and, through this representation, actively participated in the decision of NEPOOL to go forward with Phase II. Furthermore, each Participant represents that it made its own independent investigations and inquiries as it deemed appropriate and did not rely upon representations (other than those contained in this Agreement) of New Hampshire Hydro or its affiliates in deciding to enter into this Agreement.

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The sharing of benefits among the Participants associated with Phase II is set forth in the Use Agreement. The Use Agreement also permits each Participant to make its own entitlement transactions with Hydro Quebec and to use the interconnection for such transactions. Each Participant acknowledges that the benefits of participating in Phase II set forth in the Use Agreement are the fundamental consideration for its signing of this Agreement and making the significant commitments to each other Participant specified herein.
The provisions of this Agreement cover the Phase II New Hampshire HVDC transmission line (the Transmission Facilities) as described in more detail in Attachment B hereto. In accordance with the provisions hereof, New Hampshire Hydro agrees to build, own, operate, and maintain the Transmission Facilities. Each
Participant hereby agrees to support the construction, operation, maintenance, and capital costs of the Transmission Facilities in accordance with the provisions hereof. In connection with the HVDC transmission line to be constructed by New Hampshire Hydro in New Hampshire, New England Power and Public Service Company of New Hampshire have agreed to lease rights-of-way to New Hampshire Hydro for the full term of this Agreement.
All improvements and reinforcements to AC transmission systems in Massachusetts necessitated by Phase II are covered under the Phase II New England Power AC Facilities Support Agreement and the Phase II Boston Edison AC Facilities Support Agreement.
The portion of the Phase II HVDC transmission line to be constructed in Massachusetts and the terminal facilities to be constructed in Massachusetts are covered under the Phase II Massachusetts Transmission Facilities Support Agreement among New England Hydro-Transmission Electric Company, Inc. (New England Hydro), an affiliate of New Hampshire

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Hydro, and the Participants. New England Hydro will build, own, operate, and maintain these Massachusetts Phase II facilities.
In view of the need to formalize the agreements among the parties at an early date so that (i) binding commitments with Hydro Quebec for Phase II may be made, (ii) binding commitments for ultimate construction and the financing of the United States portion of Phase II may be undertaken consistent with the time schedule anticipated by NEPOOL and with the assurance that the Participants’ commitments are in place and (iii) licensing activities may proceed on a schedule that enables completion of such construction consistent with the time schedule anticipated by NEPOOL, the following agreements are concurrently being entered into (the “Basic Agreements”) which collectively set forth rights and obligations with respect to the foregoing undertaking: (1) this Agreement; (2) the Equity Funding Agreement for New Hampshire Hydro; (3) the Phase II Massachusetts Transmission Facilities Support Agreement; (4) the Equity Funding Agreement for New England Hydro; (5) the Phase II New England Power AC Facilities Support Agreement; (6) the Use Agreement; (7) various amendments to the NEPOOL Agreement relating to the sharing of savings, capability responsibilities, and Pool transmission arrangements; and (8) the Phase II Boston Edison AC Facilities Support Agreement.
In order to coordinate each Participant’s participation in Phase II to the fullest extent possible, each Participant acknowledges that it is to have the same participating interest under each of these agreements: this Agreement, the Phase II Massachusetts Transmission Facilities Support Agreement, the Phase II New England Power AC Facilities Support Agreement, the Phase II Boston Edison AC Facilities Support Agreement, and the Use Agreement. Each Participant acknowledges that these agreements have been drafted with the overriding intent to so coordinate participating interests and that, notwithstanding any provision thereof that may be

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interpreted to the contrary, the proper interpretation of each of these agreements is to be consistent with such overriding intent. The Equity Funding Agreement for New Hampshire Hydro and the Equity Funding Agreement for New England Hydro have also been drafted to require actions of Equity Sponsors or their appointees affecting such participating interests to be the same under each Equity Funding Agreement in order to also be consistent with such overriding intent.
During the term of this Agreement, New Hampshire Hydro shall limit its activities to those necessary or desirable in connection with Phase II unless New Hampshire Hydro requests authority from the Advisory Committee for other activities and such authority is granted. New Hampshire Hydro shall endeavor to obtain permanent debt financing at reasonable rates with maturities approximating to the extent practicable the then remaining useful life of the Transmission Facilities or to secure other advantageous financial arrangements. New Hampshire Hydro will limit its equity investment to a maximum of 40% of its total capital as of the Effective Date. During the time that New Hampshire Hydro has outstanding debt in its capital structure, New Hampshire Hydro shall use its best efforts to continue to limit its equity investment to 40% of its total capital; provided, however, that New Hampshire Hydro shall be under no obligation to so limit its equity investment in the event that, after the Date of Full Support Payment (as defined in Section 13) the term of its debt financing or other financing arrangements is less than ten years.
New Hampshire Hydro’s common equity will be provided under the Equity Funding Agreement by the Equity Sponsors thereunder including New England Electric System (NEES) and those Participants or their authorized designees that qualify by having outstanding long-term debt securities rated at least one grade above the lowest investment grade rating as of the date so

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required under the Equity Funding Agreement. (The form of Equity Funding Agreement is included as Attachment G hereto.) The Equity Funding Agreement requires equity contributions to New Hampshire Hydro from Equity Sponsors up to a maximum of $90 million unless Equity Sponsors having an aggregate of 66-2/3% equity participation agree to increase such maximum.
However, prior to the Effective Date, all equity of New Hampshire Hydro will be contributed by NEES.
To provide assurance that adequate funds will be available to support the financing of the Transmission Facilities, each Participant has agreed, in accordance with Section 14 hereof, to an absolute and unconditional obligation to make payments hereunder and to meet all other commitments hereunder, including but not limited to those of Section 19 hereof. In order to provide further assurance that adequate debt financing will be available to New Hampshire Hydro, the Equity Sponsors have agreed in the Equity Funding Agreement to severally guarantee certain obligations under Section 19 hereof of certain Participants with respect to each debt financing of New Hampshire Hydro; provided that the several guarantees of the Equity Sponsors are subject to the limits as set forth in section 8 C and D of the Equity Funding Agreement for New Hampshire Hydro; and further provided that one or more Equity Sponsors or their appointees may voluntarily agree to guarantee additional amounts of obligations under such debt financing. During the term of each New Hampshire Hydro debt financing, any Participant which, on the commitment date of that financing, (a) had below investment grade debt ratings on its most junior long-term debt securities or did not have a debt rating, (b) had not provided substitute credit enhancement in accordance with Attachment F, and (c) is credit enhanced by Equity Sponsors for such financing, is a Credit Enhanced Participant. In addition, any

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Participant which is a credit enhanced participant under the Phase II Massachusetts Transmission Facilities Support Agreement is also a Credit Enhanced Participant hereunder.
Section 2.     Precedent to Effectiveness
The effectiveness of this Agreement, and all rights, obligations, and performance of the signatories hereunder, is subject to (a) New Hampshire Hydro having executed this Agreement, (b) members of NEPOOL serving at least 66 2/3% of the aggregate kilowatthour load served by all NEPOOL members in 1980 (i) each having executed this Agreement and the other Basic Agreements (except for the two Equity Funding Agreements executed by the Equity Sponsors and the amendments to the NEPOOL Agreement) and (ii) each having satisfied the conditions precedent set forth below, (c) Equity Sponsors covering at least 100% of New Hampshire Hydro’s equity requirements having executed the Equity Funding Agreement with New Hampshire Hydro and covering at least 100% of New England’s Hydro’s equity requirements having executed the Equity Funding Agreement with New England Hydro, and (d) members of NEPOOL having executed the amendments to the NEPOOL Agreement for Phase II in order that such amendments may become effective in accordance with the NEPOOL Agreement. The signatories to this Agreement shall also sign and supply any required documentation under the Phase II Massachusetts Transmission Facilities Support Agreement, the Phase II New England Power AC Facilities Support Agreement, the Phase II Boston Edison AC Facilities Support Agreement, the Use Agreement, and amendments to the NEPOOL Agreement relating to Phase II.
By September 15, 1988, each signatory to this Agreement shall provide certificates and legal opinions from counsel satisfactory to New Hampshire Hydro, together with certified copies of related resolutions, consents, approvals, authorizations, and other documents (Documentation)

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necessary to establish to the satisfaction of New Hampshire Hydro that all corporate and regulatory consents, waivers, approvals, authorizations and other actions necessary in connection with performance by such signatory of its obligations under the Agreement have been obtained and are in full force and effect, that the Agreement has been duly authorized, executed, and delivered by such signatory, and that it constitutes a binding commitment by the signatory enforceable in accordance with its terms. Forms of Documentation acceptable to New Hampshire Hydro are included in Attachment C hereto. Prior to signing this Agreement, each signatory has provided to New Hampshire Hydro a listing of all consents, waivers, approvals, authorizations, and other actions required for that signatory to deliver its Documentation.
Since Vermont Electric Power Company, Inc. (VELCO) and Massachusetts Municipal Wholesale Electric Company (MMWEC) represent a number of electric systems, in calculating their respective kilowatthour loads on Attachment A, they are deemed to have signed on behalf of those respective systems listed in Schedules I or II, respectively. By September 1, 1988, VELCO and MMWEC will provide New Hampshire Hydro with copies of contracts with those respective systems which impose absolute and unconditional obligations on such systems to pay their proportionate shares of all costs incurred under this Agreement by VELCO or MMWEC, respectively. By that date, VELCO and MMWEC will also provide to New Hampshire Hydro, as part of their Documentation, certificates, legal opinions (from counsel satisfactory to New England Hydro), and other documents in form and substance satisfactory to New Hampshire Hydro representing unconditionally that all consents, approvals, and authorizations have been obtained by their contracting systems in connection with each such system’s performance of its obligations under its respective contract with VELCO or MMWEC and that each such contract imposes absolute and unconditional obligations on such systems to pay their proportionate shares

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of all costs incurred under this Agreement by VELCO or MMWEC, respectively, and has been duly authorized, executed, and delivered and is a binding commitment of such system enforceable in accordance with its terms. If regulatory approvals have not been obtained by September 1, 1988, such representations shall be conditioned upon receipt of regulatory approvals. VELCO and MMWEC will have until September 15, 1988 to receive such approvals and make such representations unconditionally. In order that percentages of participation be consistent among the Basic Agreements, VELCO and MMWEC shall have their contracts with their contracting systems cover the necessary commitments for each Basic Agreement.
All expenses in connection with obtaining and delivering any Documentation under this Agreement, including legal opinions, are to be borne by the signatory incurring such expense. New Hampshire Hydro will have no responsibility for any expenses incurred by VELCO and MMWEC in providing Documentation for their respective contracting systems. (All expenses of further Documentation including legal opinions required for any financing by New Hampshire Hydro with an unaffiliated third party will be borne by the Participants in the same manner).
In the event that VELCO or MMWEC does not provide such contracts and Documentation by the aforementioned deadlines under this Agreement and similar contracts and documentation as required by the other Basic Agreements, for all electric systems shown on Schedules I or II, their respective kilowatthour loads on Attachment A will be automatically adjusted to equal the 1980 kilowatthour loads of those contracting electric systems for which the required contracts and Documentation have been provided. Promptly thereafter, New Hampshire Hydro will prepare and distribute an appropriately modified Attachment A with an additional column showing Participating Shares for all Participants and modified Schedules I and II.

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If MMWEC provides by December 31, 1985, to New Hampshire Hydro at MMWEC’s expense an opinion of nationally recognized bond counsel (listed in the Blue Book) stating unequivocally that MMWEC is not legally authorized to enter into and perform the obligations of this Agreement on any basis other than as an obligation payable solely from revenues derived by MMWEC under the contracts entered into with its contracting electric systems, then New Hampshire Hydro and the other Participants agree that MMWEC’s liability hereunder shall be so limited. Otherwise, MMWEC’s liability hereunder shall not be so limited and shall be on the same basis as that of the other Participants.
VELCO and MMWEC hereby grant to New Hampshire Hydro, on a pari passu basis with New England Hydro, New England Power Company, and Boston Edison Company, a security interest in, and pledge of, their respective contracts with their respective systems covering Phase II, including but not limited to all revenues derived or to be derived therefrom. VELCO and MMWEC also agree not to grant to any other party any lien upon, or pledge or assignment of revenues from, such contracts, except as required in connection with any financing by New Hampshire Hydro with an unaffiliated third party (Lender) or by New England Hydro with a Lender, or except with the approval of New England Hydro and New Hampshire Hydro, as required in connection with any financing by MMWEC, the proceeds of which are to be applied exclusively by MMWEC to meet its obligations under Phase II, provided that such grant by MMWEC to its third party lenders shall be on a pari passu basis with the Lenders, New England Hydro, New Hampshire Hydro, New England Power Company and Boston Edison Company, and provided further that MMWEC shall have its third party lenders execute and deliver intercreditor agreements acceptable to the Lenders, New England Hydro, New Hampshire Hydro, New England Power Company and Boston Edison Company providing an appropriate

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allocation between MMWEC’s third party lenders and the Lenders, New England Hydro, New Hampshire Hydro, New England Power Company and Boston Edison Company of payments made under MMWEC’s contract with its systems and including appropriate notice provisions. VELCO and MMWEC will execute and deliver in a timely manner all Documentation requested by New Hampshire Hydro to perfect such grants.
Any signatory, that is unable to provide all Documentation by the applicable deadlines required by this Section 2 or that fails to obtain any regulatory approval required to deliver such Documentation by the applicable deadlines, will not be a Participant under this Agreement and will not have any rights and obligations hereunder after the date of such deadline. All obligations of New Hampshire Hydro hereunder are subject to obtaining all regulatory approvals necessary for New Hampshire Hydro to charge the Participants in accordance with the terms of this Agreement.
New Hampshire Hydro by written notice to all signatories may extend any deadline date specified in this Agreement to a later date, provided that any extension for longer than six months requires the consent of the Advisory Committee.
Section 3.     Effective Date and Term
This Agreement shall become effective (the Effective Date) upon the last to occur of the following dates:
(i)    the date that Participants serving at least 66 2/3% of the aggregate kilowatthour load in 1980 served by NEPOOL members have satisfied all conditions precedent to effectiveness set forth in Section 2;
(ii)    the date that New Hampshire Hydro shall give written notice to all Participants that it has determined (such notice to be promptly given upon such determination) that all regulatory

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approvals necessary for it to charge the Participants in accordance with the terms of this Agreement have been obtained and are no longer subject to appeal;
(iii)    the date on which New Hampshire Hydro shall give written notice to all Participants that it has determined (such notice to be promptly given upon such determination) that all major regulatory approvals and licenses necessary for construction and operation of Phase II have been obtained and are no longer subject to appeal, unless New Hampshire Hydro and the Advisory Committee agree that this Agreement shall become effective before one or more of such approvals and licenses has been obtained and is no longer subject to appeal;
(iv)    the date that New Hampshire Hydro first receives borrowed funds as part of a financing arranged with Lenders for construction of the Transmission Facilities; and
(v)    the date that the last of the other Basic Agreements (excluding the Use Agreement) becomes effective or would become effective but for a condition that its effectiveness is subject to this Agreement becoming effective.
Upon execution and delivery of the Agreement by members of NEPOOL serving at least 66 2/31, of the aggregate kilowatthour load in 1980 served by NEPOOL members, and notwithstanding any provision herein to the contrary, no signatory may terminate its obligations hereunder except in accordance with provisions of this Agreement.
Each Participant which is also a participant under the Phase I Support Agreements shall exercise its rights and take all actions under the Phase I Support Agreements to assure that the Phase I facilities are available to permit continued operation of Phase II. (In order to assure that Phase II is permitted to operate for a full maximum term of fifty years, New Hampshire Hydro understands that New England Electric Transmission Corporation and Vermont Electric

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Transmission Company, Inc. have agreed to extend the provisions of the Phase I Support Agreements to the Phase II Participants to cover this time period.)
The initial term of this Agreement shall expire thirty years from the Date of Full Support Payment as defined in Section 13. If (i) the Transmission Facilities are in commercial operation and (ii) there are continuing commitments by Participants to support the full costs of the Transmission Facilities, a Participant at that time shall be entitled not less than two years prior to the expiration of the initial term to elect to continue participation for an additional period not to exceed 20 years upon the terms and conditions of this Agreement. Such additional period is to be determined by the Advisory Committee no later than two years and three months prior to the end of the initial term. The Advisory Committee in determining this additional period shall take into account the then remaining term of the Phase I Support Agreements.
If all regulatory approvals authorizing New Hampshire Hydro to charge the Participants in accordance with the Support Charge described in Section 12 hereof are not received by June 1, 1986, New Hampshire Hydro may thereafter elect to terminate this Agreement by notice in writing to the signatories.
Section 4.     Participating Shares
A.    Allocation. Each Participant shall have and be charged with a percentage interest in all of the rights and obligations hereunder determined in accordance with this Section 4 (which interest is herein referred to as its “Participating Share”).
The Participating Share of each Participant shall be computed both initially and as changed from time to time in accordance with the terms hereof, by New Hampshire Hydro as hereinafter provided. Such computations shall be made as of the first day of any month in which there is a change in the number of Participants or any change in the interest of any Participant as

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herein provided. The initial computation of Participating Shares shall be made on the basis that each signatory to this Agreement as shown in Attachment A is a Participant. After such initial computation and before the Effective Date, each Participant shall be entitled to transfer any or all of its Participating Share to one or more other Participants. On or before September 1, 1988, any Participant listed in Attachment A who has transferred, or intends to transfer, any or all of its Participating Share to one or more other Participants listed in Attachment A must provide documentation to New Hampshire Hydro covering the transfer. The initial computation is to be recomputed on and as of the Effective Date on the basis that each signatory to this Agreement which has provided timely documentation of its participation or transfer is a Participant. Any such transfers of Participating Shares will be taken into account after such recomputation. Any such transfer of Participating Shares hereunder shall have no effect on the interests, rights, or obligations of participants in Phase I. Subsequent computations are to be made thereafter as of the first day of each month in which an interest is modified or terminated pursuant to any provision hereof. All computations shall be final unless there is a manifest error.
B.    The Participating Shares on and as of the initial computation will be calculated as follows:
(i)    up to 5% to VELCO, if then a Participant;
(ii)    up to 5% to Participants that serve “kilowatthour loads” in New Hampshire (New Hampshire Participants), if then Participants, (Apportioned on the basis of their relative “kilowatthour loads” in New Hampshire); and
(iii)    the balance (after deducting the percentages, if any, under paragraphs B(1) and B(2) above, respectively) apportioned among all Participants, including VELCO (if then a Participant) and

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the New Hampshire Participants (if then Participants) on the basis of an initial share allocation determined by the subscription process as described in Attachment E.
C.    The term “kilowatthour load,” as used herein, shall mean the sum of a Participant’s 1980 kilowatthour sales as shown on Attachment A hereto.
D.    The precise percentages under B(1) and B(2) shall be specified by VELCO and the New Hampshire Participants, on or before the date of signing this Agreement.
Section 5.     Relationship among Participants
The rights and obligations of the Participants hereunder are several, in accordance with their respective Participating Shares, and not joint. The rights and obligations of New Hampshire Hydro hereunder are also several and not joint with those of the Participants, the Equity Sponsors, or any one thereof. There is no intention to create by this Agreement, or by any grant, lease, license, or activity related hereto, an association, joint venture, trust, or partnership or to impose on New Hampshire Hydro or any Participant trust or partnership rights or obligations; and any such implied intention is expressly negated. Except as expressly provided in this Agreement, no Participant shall have by virtue of this Agreement or of any such grant, lease, license, or activity the right or power to bind any other Participant without its express written consent.
Section 6.     Project Control and Advisory Committee
Each Participant may designate in writing, initially on or before June 1, 1986, and from time to time thereafter, a representative and an alternate representative to serve on the Advisory Committee. If a representative is unable to attend, an alternate may attend in his or her place. The Advisory Committee shall have the power and responsibilities set forth in this Agreement and shall adopt its own by-laws, provided that (i) voting shall be by Participating Shares at the

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time of the vote, (ii) a vote of two-thirds or more of Participating Shares is required to accept a New Hampshire Hydro proposal or to take other affirmative action and a vote of more than one-third is required to reject a New Hampshire Hydro proposal, and (iii) one or more Participants having Participating Shares of at least 10% in the aggregate may by reasonable written notice to all Participants call a meeting of the Advisory Committee. The Advisory Committee will advise New Hampshire Hydro on all major matters of concern to the Participants regarding the Transmission Facilities and Phase II.
New Hampshire Hydro shall make prompt proposals for decisions on the following, and the Advisory Committee shall accept or reject these proposals for decisions on the following:
(i)    Commencement of construction of the Transmission Facilities;
(ii)    The original design concept for the Transmission Facilities;
(iii)    Overall project budget estimate for design, engineering and construction of the Transmission Facilities;
(iv)    Major changes to the original design concept of the Transmission Facilities that, based on reasonable engineering estimates, will increase or decrease the cost by more than 10% of the overall budget approved in (iii) above or might have a significant detrimental effect on reliability or availability; any changes whether changes to the original design concept or otherwise that will result in an increase in the cost to more than 100% above the initial overall project budget approved in (iii), which will require an affirmative vote of at least 80% to accept the changes, or an affirmative vote of a percentage less than 80% in the event that only one Participant (subsidiaries of Northeast Utilities shall be treated as a single Participant for this sole purpose) having more than 20% casts a negative vote;
(v)    General terms of major contracts in excess of $25 million;

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(vi)    Capital additions to the Transmission Facilities in excess of $5 million;
(vii)    Major changes in operation and maintenance of the Transmission Facilities that will increase operation and maintenance costs by more than 10% of previous year’s actual operation and maintenance costs or might have a significant detrimental effect on reliability or availability;
(viii)    Delay, restriction, suspension, termination or cancellation of planning or construction, or shut down of Transmission Facilities, for a period of six months or longer or permanently under Section 16;
(ix)    The term of any New Hampshire Hydro debt financing or any other financial arrangements (other than any construction financing) with a principal amount in excess of $25 million, provided that such term must be between 5 and 30 years; the Advisory Committee may reject the proposed term only if it is less than 10 years and is unreasonable or impracticable; New Hampshire Hydro shall consult with the Advisory Committee on the other principal terms of such financings and any construction financing and shall use reasonable efforts to accommodate their reasonable requests;
(x)    The target date for commercial operation of the Transmission Facilities for purposes of Section 13B which shall be determined at least 90 days before the Effective Date; and
(xi)    Such other matters as are specified elsewhere in this Agreement.
If New Hampshire Hydro makes a proposal for a decision from the Advisory Committee and the Advisory Committee fails, however, to accept or reject such proposal within thirty days, the Advisory Committee shall be deemed by New Hampshire Hydro to have approved New Hampshire Hydro’s proposal and New Hampshire Hydro may immediately proceed to implement its proposal.

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Each Participant shall be responsible for all of its expenses related to membership on the Advisory Committee.
This Section shall be effective on June 1, 1986, notwithstanding that the Effective Date has not yet occurred.
Section 7.     Design and Construction of the Transmission Facilities
Except for those areas of responsibility assigned to the Advisory Committee as specified in Section 6, New Hampshire Hydro shall be responsible for the design, engineering, procurement, installation, and all other aspects of the construction of the Transmission Facilities, and any modifications or additions made to the Transmission Facilities at any time before or after completion of the Transmission Facilities, all in accordance with good utility practice for the benefit of all Participants, the objective being to achieve an appropriate balance among minimization of construction cost, minimization of operation and maintenance cost, licensing and environmental considerations, and safety and reliability of service. In carrying out these activities, New Hampshire Hydro may utilize the services of its affiliates and may also select and employ a financial adviser, legal counsel, design engineering firm, a construction engineering firm, consultants, and such other firms as it considers desirable. To the extent services are performed by an affiliate of New Hampshire Hydro, such affiliate will charge on the same basis that it would charge its costs to other affiliates pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (the 1935 Act).
In order for the Advisory Committee to meet its responsibilities as specified in Section 6, New Hampshire Hydro will provide all necessary information reasonably requested by the Advisory Committee. During the course of the work, New Hampshire Hydro shall furnish

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quarterly reports to all Participants with respect to the progress of the work and an annual report to all Participants of actual and estimated construction expenditures for the Transmission Facilities.
New Hampshire Hydro intends, consistent with good utility practice, to construct the Transmission Facilities on a schedule that permits the commercial operation of Phase II by September 1, 1990. However, New Hampshire Hydro does not represent that construction will be completed by such date or any other date.
Section 8.     Operation and Maintenance of the Transmission Facilities
Except for those areas of responsibility assigned to the Advisory Committee as specified in Section 6, New Hampshire Hydro shall be responsible for the operation and maintenance of the Transmission Facilities in accordance with good utility practice for the benefit of all Participants, the objective being to operate the Transmission Facilities as efficiently, economically, safely, and reliably as feasible. New Hampshire Hydro shall use its best efforts to coordinate the operation and maintenance of the Transmission Facilities with the operation and maintenance of the Phase I facilities and other Phase II facilities. In carrying out these activities, New Hampshire Hydro may utilize the services of its affiliates and may also select and employ a financial adviser, legal counsel, consultants, and such other firms as it considers desirable. In furtherance of its responsibility, New Hampshire Hydro may from time to time designate a company, which need not be a Participant, to operate and maintain the Transmission Facilities. To the extent services are performed by an affiliate of New Hampshire Hydro, such affiliate will charge its costs on the same basis that it would charge to other affiliates pursuant to the rules and regulations of the SEC under the 1935 Act.

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In order for the Advisory Committee to meet its responsibilities as specified in Section 6, New Hampshire Hydro will provide all necessary information reasonably requested by the Advisory Committee.
After the Transmission Facilities are placed in commercial operation, New Hampshire Hydro shall furnish quarterly reports to all Participants with respect to the operation and maintenance of the Transmission Facilities and an annual report to all Participants of estimated operation and maintenance expenses.
Section 9.     New Hampshire Hydro Relationship to Participants
In carrying out its responsibilities hereunder, New Hampshire Hydro agrees that it shall use its best efforts to act for the collective benefit of all Participants and New Hampshire Hydro, to include in its contracts with independent contractors the customary provisions for assuring professional and workmanlike performance, including warranties, insurance coverage and other protections consistent with good utility practice, and to enforce its rights under such contracts against the other contracting parties to the extent reasonable, reserving the discretion to settle claims on a reasonable basis. All costs of construction, including damages caused by the risks of negligence (other than gross negligence) and other risks of construction in excess of the recoveries obtained from offending parties or insurers, shall be included as part of investment in the Transmission Facilities (as defined in Section 12 below) and all costs of operating the Transmission Facilities, including damages caused by risks of negligence (other than gross negligence) or other risks of operation in excess of any recoveries obtained from offending parties or insurers, shall be included in New Hampshire Hydro’s operating costs (as defined in Section 12 below).

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Section 10.     Payment for Preliminary Costs
New Hampshire Hydro agrees to pay those New England utilities that initially paid for costs related to the Transmission Facilities incurred under the Preliminary Quebec Interconnection Support Agreement - Phase II (the Preliminary Agreement) that are determined by New Hampshire Hydro to be capitalizable costs of the Transmission Facilities, in accordance with the Uniform System (as defined hereinafter in Section 12). It is understood that it is the intention of New Hampshire Hydro and the Participants for all costs related to and allocated to the Transmission Facilities incurred under the Preliminary Agreement, to be capitalized to the extent permitted in accordance with good utility practice. Within ninety days after the Effective Date, New Hampshire Hydro agrees to make the repayment with interest calculated from the original date of payment using the monthly average rate on one month commercial paper as published in the Federal Reserve Bulletin for each month during such time period.
Section 11.     Transmission and Other Services
In accordance with good utility practice, New Hampshire Hydro will make the Transmission Facilities available for the Participants for transmission services as part of Phase II. New Hampshire Hydro hereby grants to each Participant an exclusive right to use its Participating Share of the Transmission Facilities in accordance with the Use Agreement.
New Hampshire Hydro agrees that it will serve as an agent or in other similar capacity for any Participant that so requests for the buying or selling of power to be transmitted over the Transmission Facilities as an entitlement transaction with Hydro-Quebec pursuant to the terms of the Use Agreement or otherwise, provided, however, that a formal written contract with terms

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and conditions, including compensation for services, satisfactory to New Hampshire Hydro is executed and delivered prior to performance of such services.
Section 12.     Support Charge
Commencing in the month of the Date of Full Support Payment (as defined in Section 13) and in each month thereafter, each Participant shall pay in accordance with Section 13 its Participating Share of a monthly Support Charge in an amount determined in accordance with this Section 12, plus a credit enhancement charge calculated in accordance with Attachment F. The Support Charge shall be equal to New Hampshire Hydro’s total cost of service related to the Transmission Facilities for such month.
The “total cost of service related to the Transmission Facilities” for any month commencing with the month in which the Date of Full Support Payment occurs shall be the sum of (a) New Hampshire Hydro’s operating expenses for such month with respect to the Transmission Facilities, plus (b) an amount equal to one-twelfth of the composite percentage for such month times the average net rate base for the Transmission Facilities, less (c) investment earnings of the Debt Service Fund, as defined in Section 18, realized by New Hampshire Hydro, less (d) any other income received by New Hampshire Hydro resulting from costs or rate base supported by the Participants other than income received pursuant to (a), (b), or (c) above or Credit Enhancement Charges and other income allocated to Equity Sponsors elsewhere under this Agreement. If a Support Charge payment under Section 13 is to be calculated from a date other than the first day of a month, an appropriate proration of the amount determined in (b) above shall be made for such payment only.

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“Uniform System” shall mean the appropriate Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission (FERC) for Public Utilities and Licensees, as from time to time in effect.
New Hampshire Hydro’s “operating expenses” shall include all amounts related to the Transmission Facilities and properly chargeable to expense accounts less any applicable credits thereto, in accordance with the Uniform System, including but not limited to operation and maintenance expense such as rent on leased property and administrative and general expenses, state and Federal income and franchise taxes, property taxes, payroll taxes, any other taxes not based on income, and depreciation and/or amortization expense; it being understood that unless the FERC, upon application by New Hampshire Hydro, authorizes a shorter depreciation and/or amortization period, for purposes of this Agreement depreciation and/or amortization shall be at a rate sufficient to recover the investment in the Transmission Facilities (including estimated cost of removal less any salvage value which salvage value, for the purpose of calculating such depreciation and/or amortization, will not exceed the amount of cost of removal) over the greater of: (i) ten years from the Date of Full Support Payment or (ii) the term of New Hampshire Hydro’s permanent debt financings or other permanent financing arrangements related to the Transmission Facilities, adjusted for multiple maturities and repayment schedules; and it also being understood that rents on leased property shall include the rental of property or property rights related to the Transmission Facilities from any Participant with rent based on book value. “Operating expenses” shall also include all payments made by New Hampshire Hydro pursuant to Section 8 of the Phase II Maine Electric Power SVC Facilities Support Agreement between New Hampshire Hydro and Maine Electric Power Company, dated as of October 1, 1988, as amended from time to time (the “SVC Agreement”). In addition, each Participant will pay to

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New Hampshire Hydro, and New Hampshire and Hydro will pay to New England Power and Public Service Company of New Hampshire , for the benefit of their respective customers, such Participant’s Participating Share of a monthly charges of $268,000 and $41,300, respectively, to compensate New England Power and Public Service Company for the lost capacity on their respective New Hampshire rights-of-way, provided however, that no such charges shall be paid to New England Power or Public Service Company during such time as construction or operation is suspended on account of a defect in title for such rights-of-way. The allowance for state and Federal income taxes included in operating expenses shall reflect the normalization of timing differences and the flow through of permanent differences between book income and tax income. New Hampshire Hydro, as the tax owner of the Transmission Facilities, will be entitled to the benefits and subject to the burdens of such ownership for tax purposes. The allowance for state and Federal income taxes included in operating expenses shall include a provision for taxes on dividends received by stockholders, calculated at the then current statutory rate for corporate stockholders.
The “investment in the Transmission Facilities” shall be the aggregate amount incurred at any time either before or after commercial operation of the Transmission Facilities which relates to the Transmission Facilities and is properly chargeable to New Hampshire Hydro’s utility plant accounts in accordance with the Uniform System. The investment in the Transmission Facilities shall also include operating expenses incurred prior to the month in which the Date of Full Support Payment occurs and an allowance for funds used during the period prior to the Date of Full Support Payment (AFDC) accrued on the investment in the Transmission Facilities. The AFDC rate shall be calculated pursuant to the last FERC approved AFDC formula including in

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construction work in progress all investment in the Transmission Facilities prior to the Date of Full Support Payment and using 14 percent as the return on equity for such calculation.
“Composite percentage” shall be computed as of the last day of each month (the “computation date”). “Composite percentage” as of a computation date shall be the sum of (i) Return on Equity then in effect multiplied by the percentage which equity investment as of such date is of the total capital as of such date; plus (ii) the average monthly effective interest rate per annum of each principal amount of indebtedness outstanding on such date for money borrowed, whether long term or short term, multiplied by the percentage which each such principal amount is of total capital as of such date. The effective interest rate shall take into account premiums, discounts, fees, and other costs that are related to the indebtedness.
“Return on Equity” shall be the return on equity on file with the FERC and in effect under The Federal Power Act.
“Equity investment” as of any date shall consist of the sum of (i) all amounts theretofore paid to New Hampshire Hydro for all capital stock theretofore issued, plus all capital contributions, less the sum of any amounts paid by New Hampshire Hydro in the form of stock retirements, repurchases or redemptions or return of capital including liquidating dividends; plus (ii) any credit balance in the capital surplus account not included in (i) and any credit balance in the earned surplus (retained earnings) account on the books of New Hampshire Hydro as of such date.
“Total capital” as of any date shall be the equity investment plus the total of all indebtedness then outstanding for money borrowed.
From the Date of Full Support Payment until the first to occur of June 30 or December 31 thereafter, the “average net rate base” for the Transmission Facilities shall be the average of the

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net rate base determined as of the Date of Full Support Payment and the first to occur of June 30 or December 31 thereafter. Thereafter, for subsequent months of January through June, average net rate base shall be the average of the net rate base as of the preceding December 31 and the following June 30. For other months, average net rate base shall be the average of the net rate base as of the preceding June 30 and the following December 31. The “net rate base” shall consist of (i) the investment in the Transmission Facilities, less (ii) the amount of any accumulated provision for depreciation and amortization related to the investment in the Transmission Facilities, less (or plus) (iii) the amount of any reserve for deferred income taxes received (or paid) by New Hampshire Hydro, such deferred income taxes to include deferred income taxes due to accelerated depreciation, construction tax benefits, and any other book/tax timing differences related to the Transmission Facilities, less (iv) the amount of any unamortized investment tax credits (ITC), plus (v) such allowances related to the Transmission Facilities for materials and supplies, prepaid items and cash working capital as may from time to time by determined by New Hampshire Hydro, as reasonably necessary and in accordance with accepted utility accounting practice, plus (vi) the amounts held in the Debt Service Fund, as described in Section 18. New Hampshire Hydro shall normalize ITC over the depreciation and/or amortization period relating to the Transmission Facilities. Any allowance for cash working capital shall be limited to that not sufficiently recovered through the use of estimated billing for the current month.
Section 13.     Payments
A.    Commencing on or about the Date of Full Support Payment and for each month thereafter, New Hampshire Hydro will render to each Participant an invoice for its Participating Share of the Support Charge and the Credit Enhancement Charge, if any, for such month

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calculated on an estimated basis for the current month and subject to corrective adjustment in subsequent months. Unless New Hampshire Hydro is prevented by circumstances beyond its reasonable control, New Hampshire Hydro shall use its best efforts to render final bills within two years after the end of the calendar year in which the estimated bill was rendered. New Hampshire Hydro will also render to each Participant an invoice or notice for its Participating Share of any amounts due under this Agreement (other than monthly Support Charge and the Credit Enhancement Charge) including but not limited to payments to be made under Sections 15, 16, 17, and 20D.
Each Participant shall promptly pay to New Hampshire Hydro the amount shown on any invoice submitted under this Section. New Hampshire Hydro will date and mail monthly invoices for the Support Charge and Credit Enhancement Charge, if any, on or about the 25th day of the month for the coming month and this invoice shall be due and payable by the 15th day of the coming month and if not paid within that time period shall bear interest compounded monthly from the first day of the month in which payment is due to the date when payment is made at an annual rate equal to two percent (2%) over the current interest rate on prime commercial loans from time to time in effect (the Base Rate) at the principal office of The First National Bank of Boston.
Any invoice or notice for payments due under this Agreement (other than a monthly Support Charge and Credit Enhancement Charge invoice), that is not paid when due under this Agreement shall bear interest compounded monthly from the mailing date of the invoice to the date when payment is made at an annual rate equal to two percent (2%) over the Base Rate at the principal office of The First National Bank of Boston.

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B.    The “Date of Full Support Payment” shall be the later of (i) the target date for commercial operation of the Transmission Facilities as determined by the Advisory Committee, or (ii) the date on which the Transmission Facilities are ready for commercial operation, but in no event later than one year after the date specified in subpart (i) above unless an extension is agreed to in writing by all Lenders. However, if all of Phase II commences commercial operation prior to the target date specified in subpart (i) above, the “Date of Full Support Payment” shall be the date on which Phase II is in commercial operation.
Section 14.     Character of Payment Obligations
The obligations of each Participant to make payments hereunder, and to perform and observe all other agreements on its part contained herein, are absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any insolvency, composition, bankruptcy, reorganization, arrangement, liquidation or similar proceedings relating to New Hampshire Hydro, the Participant, any other Participant, any Equity Sponsor, or any affiliate thereof, (ii) any failure of the Transmission Facilities to operate for any reason, including but not limited to the failure of Hydro-Quebec to sell electric power to the Participants, (iii) any damage to or destruction of the Transmission Facilities, including but not limited to any defect in the title, quality, condition, design, operation, or fitness for use of, or any loss of use of, all or any part of the Transmission Facilities, (iv) any interruption or prohibition of the use or possession by New Hampshire Hydro of, or any ouster or dispossession by paramount title or otherwise of New Hampshire Hydro from, all or any part of the Transmission Facilities, or any interference with such use or possession by any governmental agency or authority or other person or otherwise, (v) any inability to use the Transmission Facilities because a necessary license or other necessary public authorization cannot be obtained or is revoked, or because the

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utilization of such a license or authorization is made subject to specified conditions which are not met, (vi) any invalidity or unenforceability or disaffirmance by New Hampshire Hydro or any Participant of any provision of this Agreement or any failure, omission, delay, or inability of New Hampshire Hydro to perform any of its obligations contained herein, (vii) any amendment, extension, or other change of, or any assignment or encumbrance of any rights or obligations under, this Agreement, or any waiver or other action or inaction, or any exercise or nonexercise of any right or remedy, under or in respect to this Agreement, (viii) any inability of the Participant or any other Participant to obtain regulatory approvals for financing its Participating Share of any obligations under this Agreement or for meeting any other obligations under this Agreement, or (ix) any inability to start, complete, or use the Transmission Facilities due to any other circumstance, happening, or event whatsoever, whether foreseeable or unforeseeable and whether similar or dissimilar to the foregoing, it being the intention of the parties hereto that all amounts payable by each Participant in respect of this Agreement shall begin to be payable and shall continue to be payable in all events in the manner and at the time herein provided; provided, however, that nothing in this Section 14 shall (a) prevent a Participant from transferring its interests and obligations hereunder to another Participant prior to the Effective Date, or (b) impose any continuing liabilities or obligations on said transferring Participant with respect to this Agreement incurred or relating to the period of time after said transferring Participant’s Participating Share has been reduced to zero. In that connection, each Participant hereby waives, to the extent permitted by applicable law, any and all rights which it may now have or which may at any time hereafter be conferred upon it (other than those expressly conferred in this Agreement), by statute or otherwise, to terminate, cancel, or surrender any of its obligations under this Agreement, and agrees that if, for any reason whatsoever, this Agreement

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shall be terminated in whole or in part by operation of law or otherwise, each Participant will nonetheless promptly pay to New Hampshire Hydro amounts as required by Section 16 of this Agreement.
Notwithstanding the character of the above payment obligations, when the net proceeds from a total taking of the Transmission Facilities in an eminent domain proceeding or from insurance in the event of complete destruction of the Transmission Facilities have been received by New Hampshire Hydro in an amount equal to or greater than the amounts then due hereunder from the Participants, then no payment shall be required.
Section 15.     Default
A.    If any of the following events (Events of Default) shall occur and be continuing:
(i)    a Participant shall fail to pay when due any amount which it has agreed to pay under any provision of this Agreement, and such failure shall continue for more than 10 days after written notice thereof has been given to such Participant by New Hampshire Hydro; or
(ii)    a Participant shall fail to supply in accordance with the terms hereof any documentation required by New Hampshire Hydro in connection with financing with Lenders by New Hampshire Hydro (for VELCO and MMWEC, this includes documentation for their respective contracting electric systems), and such failure shall continue for more than 30 days after written notice of such failure has been given to such Participant by New Hampshire Hydro; or
(iii)    a Participant shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of its creditors; or any proceeding shall be instituted against a Participant (and is not dismissed within sixty days), or by a Participant, seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors

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or seeking appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or if a Participant shall take any action to authorize any of the actions set forth in this subsection (iii); or
(iv)    prior to the retirement of the last amount of New Hampshire Hydro’s debt and prior to the reduction of New Hampshire Hydro’s equity investment to an amount less than or equal to 10% of its highest previous amount, a Participant shall fail to make a payment of principal under any bank loan or other obligation for borrowed money (including financing leases or other similar arrangements) exceeding the lesser of $1 million or 5% of such Participant’s total capitalization, which failure is not excused or cured within the earlier of 30 days or the acceleration of the maturity thereof; or
(v)    a Participant shall fail to perform any other obligation under this Agreement in accordance with the terms hereof, and such failure shall continue for more than 30 days after written notice thereof has been given to such Participant by New Hampshire Hydro; or
(vi)    a Participant shall experience an event of default under any of the other Basic Agreements or under any of the basic agreements for Phase I listed in the first paragraph of Section 1; then, and in any such event, in addition to any other rights or remedies that it may have against such Participant by reason thereof, New Hampshire Hydro shall, by written notice to such Participant, terminate all rights of such Participant under this Agreement as of the date of such Event of Default. New Hampshire Hydro may with the approval of the Advisory Committee waive any Event of Default hereunder or grant extensions of time to cure any Event of Default.
B.    Immediately upon termination of the rights of a Participant pursuant to A above:

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(i)    if such terminated Participant was then a Credit Enhanced Participant, then New Hampshire Hydro shall allocate the Participating Share of the terminated Participant to the Equity Sponsors or their appointees in proportion to the Equity Sponsors’ then respective equity percentages;
(ii)    if such terminated Participant was not then a Credit Enhanced Participant, then New Hampshire Hydro will offer the Participating Share of the terminated Participant as of the date of termination to the Equity Sponsors or their appointees and upon acceptance of the offer will allocate the Participating Share in accordance with the acceptance (if the offer is oversubscribed by Equity Sponsors, the allocation will be made in proportion to such Equity Sponsors’ then respective equity percentages); provided that, if such Participating Share is not so completely allocated, then New Hampshire Hydro will offer such unallocated Participating Share to Participants whose most junior long-term debt securities are then rated at least one grade above investment grade or, if not so rated, who have obtained the consent of all New Hampshire Hydro’s Equity Sponsors (if the offer is oversubscribed, the allocation will be made in proportion to respective participating shares); and provided further that such Equity Sponsors or their appointees or Participants receiving such an allocation accept an equal support or participating share under the Phase II New England Power AC Facilities Support Agreement, the Phase II Boston Edison AC Facilities Support Agreement, and the Phase II Massachusetts Transmission Facilities Support Agreement; and
(iii)    the Equity Sponsors have been allocated B (i) or (ii) above have been allocated B (ii) above or New allocation is made, or their appointees that Participating Shares under or any Participants that Participating Shares under Hampshire Hydro, if no such shall allocation is made, shall be entitled to receive in accordance with the Use Agreement from the escrow agent as liquidated

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damages the allocated share of all Phase II amounts retained under the Use Agreement on or after the date of such termination for the account of such terminated Participant.
C.    The terminated Participant shall immediately pay either (i) if an allocation is made under Section 15B, to the Equity Sponsors or their appointees or any Participants that have received such allocation or (ii) otherwise, to New Hampshire Hydro, in addition to any other amounts due under any provisions of this Agreement, an amount equal to its Participating Share of the investment in the Transmission Facilities (including any cost of removal and disposal) less any depreciation and amortization relating to the Transmission Facilities to the date of such payment. In addition, such Participant’s payment required by the preceding sentence shall be increased by an amount equal to its Participating Share of the “amounts” determined in Section 11B of the SVC Agreement. New Hampshire Hydro will credit any such amounts it receives from the terminated Participant for the benefit of the Equity Sponsors.
D.    New Hampshire Hydro or any Equity Sponsor or any Participant shall be free to invoke such remedies at law or in equity as may be deemed appropriate against any Participant that defaults under this Agreement.
Section 16.     Delay, Suspension, Termination, Cancellation, or Shutdown
If at any time New Hampshire Hydro determines that continued planning, construction, or operation of the Transmission Facilities is not advisable for any reason New Hampshire Hydro deems appropriate, it may, after written notice to all Participants, delay, restrict, or suspend planning, construction, or operation, or shut the Transmission Facilities down for a period of less than six months. In accordance with Section 6, the Advisory Committee has responsibility for accepting or rejecting a proposal submitted by New Hampshire Hydro recommending a delay, restriction, suspension, termination, or cancellation of planning or construction, or shut down of

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the Transmission Facilities for a period of six months or longer or permanently. In any case in which New Hampshire Hydro determines that safety considerations require an immediate shutdown, it shall proceed without consultation with the Advisory Committee or written notice to the Participants.
If the Advisory Committee has determined that (i) planning or construction of the Transmission Facilities is to be terminated or cancelled, or (ii) the Transmission Facilities are to be permanently shutdown, then New Hampshire Hydro shall give each Participant not less than ninety days advance written notice of any such event. Each Participant shall pay to New Hampshire Hydro within such notice period an amount, as specified in such notice and calculated as of the date of the event so notified, equal to its Participating Share of the “amounts” determined in the second paragraph of Section 12 of the SVC Agreement plus the greater of:
(a)    its Participating Share of the investment in the Transmission Facilities (less any depreciation and amortization to the date of payment) together with all costs relating to or resulting from such termination, cancellation or permanent shutdown, including any premiums and penalties incurred because of the early retirement of any indebtedness and further including without limitation any costs of total or partial demolition and disposal of the Transmission Facilities net of any actual salvage value received by New Hampshire Hydro including the proceeds from any sale and net of the actual proceeds received by New Hampshire Hydro from any condemnation proceeding or insurance for destruction; or
(b)    its Participating Share of the then total capital of New Hampshire Hydro plus any premiums and penalties incurred because of the early retirement of any financing plus without limitation any costs of total or partial demolition and disposal of the Transmission Facilities net of any actual salvage value received by New Hampshire Hydro including the proceeds from any sale and net

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of the actual proceeds received by New Hampshire Hydro from any condemnation proceeding or insurance for destruction.
If New Hampshire Hydro and the Advisory Committee agree on the decision to terminate, cancel or permanently shutdown the Transmission Facilities under this Section 16, New Hampshire Hydro shall have and retain, upon termination of this
Agreement, the right to sell the Transmission Facilities (including New Hampshire Hydro’s rights to Transmission Faculties in Vermont and the SVC Facilities in Maine) at fair market value to any NEES affiliate of New Hampshire Hydro. Any amounts received from such sale shall be considered salvage value under (a) or (b) above. If New Hampshire Hydro’s recommendation to terminate, cancel or permanently shutdown is not adopted by the Advisory Committee, New Hampshire Hydro shall be paid an amount determined in accordance with this Section 16 and if directed by the Advisory Committee shall transfer its rights, assets, and obligations related to the Transmission Facilities to the Participants or any group or designee thereof. New Hampshire Hydro’s lease of the right-of-way shall be assigned in connection with such transfer.
If New Hampshire Hydro is paid such amount and transfers its rights, assets, and obligations related to the Transmission Facilities to the Participants or any group or designee thereof, New Hampshire Hydro shall refund any costs of total or partial demolition and disposal of the Transmission Facilities to such Participants or group or designee thereof.
Section 17.     Termination by New Hampshire Hydro
If at any time New Hampshire Hydro elects and so notifies in writing all Participants that, as a result of a default under Section 15, the Participating Share of a terminated Participant cannot be allocated to Equity Sponsors or their appointees or other Participants pursuant to

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Section 15B and the aggregate of the Participating Shares of all nonterminated Participants is less than 100%, each such other Participant’s participation hereunder shall terminate on a date (effective date of termination) not less than 90 days after the date of New Hampshire Hydro’s written notice, and each such other Participant on or before the effective date of termination shall pay to New Hampshire Hydro an amount calculated in accordance with the second paragraph of Section 16.
Upon termination of this Agreement pursuant to this Section 17, New Hampshire Hydro shall offer each Participant which (i)    was not a terminated Participant immediately prior to termination of the Agreement pursuant to this Section 17 and (ii) has paid all amounts due under the first paragraph of this Section 17, an opportunity to participate in a new support agreement, provided that all participants in such new support agreement agree to pay 100% of the costs of service of New Hampshire Hydro, including, without limitation, the “amounts” that New Hampshire Hydro must pay to Chester SVC Partnership pursuant to Section 8 of the SVC Agreement. The new support agreement will have a term equal to the remaining term of this Agreement. Other provisions of the new support agreement will be substantially similar to those in this Agreement. The investment in the Transmission Facilities under the new support agreement shall be reduced by any amount received as termination payments hereunder which would be properly applied to utility plant accounts in accordance with the Uniform System less any costs of termination or premiums or penalties incurred because of the early retirement of any financing of New Hampshire Hydro. Any participant in the new support agreement shall also be a supporter of the AC facilities of New England Power and Boston Edison Company and the transmission facilities of New England Hydro.

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No termination of this Agreement shall relieve any party of any obligation arising prior to making the payment to New Hampshire Hydro required by the first paragraph of this Section 17. In addition, notwithstanding the termination of this Agreement for other purposes, this Agreement shall continue in effect to the extent necessary to provide for paying all “windup costs” and final billings, billing adjustments and payments.
Section 18.     Debt Service Fund
New Hampshire Hydro may establish and maintain at its option a Debt Service Fund with funds which may be borrowed from unaffiliated third parties. The Debt Service Fund may be assigned in connection with a financing by New Hampshire Hydro with the Lenders in order to provide assurance to such Lenders that New Hampshire Hydro will pay its debt service obligations in a timely manner.
The Debt Service Fund shall not exceed the lesser of (i) the amount required to pay six months of interest on indebtedness plus five percent of the largest principal amount of debt outstanding at any time plus any accrued earnings from investment of the amounts in the Debt Service Fund not yet credited to Support Charges as provided in Section 12 or (ii) the total amount of debt service remaining to be paid.
Section 19.     Cash Deficiency Commitment
A.    “Cash Deficiency” attributed to a Participant means with respect to any Due Date, the amount by which that Participant’s Participating Share of the aggregation of the principal of, premium, if any, and interest on any of the funds borrowed by New Hampshire Hydro from Lenders to finance the Transmission Facilities or the construction thereof and payable on such Due Date (whether at maturity, pursuant to mandatory prepayment, by acceleration or otherwise) exceeds the amount of cash from such Participant’s payments made under any other section of

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this Agreement and available to New Hampshire Hydro for repayment to Lenders of such borrowed funds.
B.    If New Hampshire Hydro has a Cash Deficiency attributed to a Participant on any Due Date, that Participant agrees that it shall absolutely and unconditionally guarantee to pay its Cash Deficiency on demand of Lenders, to be paid directly on demand to Lenders, in cash, provided, however, that no Cash Deficiency attributed to a Participant shall include any unpaid obligations hereunder of other Participants.
For purposes of this Section 19, “Due Date” shall mean the date any payments are due and payable under the terms of any indebtedness of New Hampshire Hydro with Lenders.
C.    Payments by Participants under this section shall be considered by New Hampshire Hydro to be prepayments of amounts due or to become due to New Hampshire Hydro pursuant to any other section hereof.
Section 20.     Miscellaneous
A.    Insurance. New Hampshire Hydro will at all times during the term of this Agreement keep the Transmission Facilities insured against such risks as electric utility companies, similarly situated, constructing and operating like properties, usually insure against. Any uninsured loss, damage, or liability related to the Transmission Facilities or arising out of New Hampshire Hydro’s performance hereunder and any expenses in connection with any such loss, damage, or liability shall be deemed to be an expense reimbursable by the Participants in accordance with Section 12. New Hampshire Hydro will assist any Participant, at the Participant’s expense, in obtaining any other insurance coverage related to the Transmission Facilities that such Participant requires. Upon request, New Hampshire Hydro will supply certificates of insurance coverage.

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B.    Limitation of Liability. For and in consideration of the fact that New Hampshire Hydro is undertaking to design, engineer, procure, install, construct, operate, and maintain the Transmission Facilities for and on behalf of Participants without any compensation or charge other than the payments provided under this Agreement, no Participant shall be entitled to recover from New Hampshire Hydro or any affiliate or any shareholder, director, officer, employee, or agent of New Hampshire Hydro or any affiliate, any damages resulting from error or delay, whether or not due to negligence, in the design, engineering, procurement, installation or construction of the Transmission Facilities, or for any damage to the Transmission Facilities, any curtailment of power, or any other damages of any kind, including but not limited to consequential damages, arising out of or in connection with the performance of this Agreement by New Hampshire Hydro. Notwithstanding the above limitation, if New Hampshire Hydro is found by a court of competent jurisdiction to have intentionally violated this Agreement in a material manner or to have acted hereunder in a grossly negligent manner and if such court finding is final and no longer subject to appeal, then the Participants shall be entitled to recover from New Hampshire Hydro direct damages (but not consequential or any other damages) resulting from such material intentional violation or gross negligence, unless New Hampshire Hydro’s actions or omissions have been expressly approved in advance by the Advisory Committee. New Hampshire Hydro will use its best efforts to enforce all contracts related to the construction and operation of the Transmission Facilities for the benefit of New Hampshire Hydro and the Participants.
C.    Audit. New Hampshire Hydro will arrange for an annual audit to be performed by an independent public accounting firm of recognized standing selected by New Hampshire Hydro. The costs of the annual audit will be included in the operating expenses under Section

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12. The books and records of New Hampshire Hydro (including metering records) shall be open to reasonable inspection and audit by any Participant. The costs of any such additional audit, including the costs of New Hampshire Hydro in connection with such audit, shall be borne by the Participant or Participants requesting such audit. New Hampshire Hydro will promptly make any reasonable corrections necessitated as a result of the annual audit or an additional audit.
D.    Cost Reimbursement. In the event New Hampshire Hydro reasonably incurs any costs not provided for elsewhere herein in connection with or as a result of planning, organizing, documenting, construction, suspensions, rescheduling, cancellation, operation, maintenance, shutdown, demolition, disposition, or termination of the Transmission Facilities, or otherwise arising in connection with this Agreement, each Participant shall promptly reimburse to New Hampshire Hydro, within 15 days of the mailing date of the invoice, its Participating Share of such costs. Each Participant’s obligation to reimburse New Hampshire Hydro under this Section shall also include its Participating Share of the amounts that New Hampshire Hydro must pay to Chester SVC Partnership under Section 11B or Section 12 of the SVC Agreement. However, New Hampshire Hydro will endeavor to finance any additional costs, to the extent such additional costs are properly capitalizable, over the shorter of the then remaining useful life of the Transmission Facilities, the remaining term of the Agreement, or the remaining term of its permanent financing. For the purpose of this subsection, the Transmission Facilities shall include the SVC Facilities as defined in the SVC Agreement.
E.    Uncontrollable Force. No delay or failure in the performance of any obligation by New Hampshire Hydro shall be deemed to exist if it is the result of an “uncontrollable force”. The term “uncontrollable force” shall be deemed to mean any cause beyond the reasonable control of New Hampshire Hydro, which New Hampshire Hydro could not reasonably have been

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expected to avoid by exercise of due diligence and foresight, including, without limiting the generality of the foregoing, storm, flood, lightning, earthquake, fire, explosion, failure of facilities not due to lack of proper care or maintenance, civil disturbance, labor disturbance, sabotage, war, national emergency, or restraint by court or public authority. In such event, New Hampshire Hydro shall use reasonable diligence to notify the Participants of such event.
F.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties and shall also be binding, insofar as permitted by law, on any receiver or trustee in bankruptcy, receivership, or reorganization of any party. Except (i) for a reallocation resulting from a default as provided in Section 15, (ii) for a sale, merger, or consolidation which is approved by New Hampshire Hydro and results in the transfer of substantially all of a Participant’s assets to, and the assumption of all of the Participant’s obligations hereunder by, an electric utility which is a member of NEPOOL, and (iii) for an assignment by New Hampshire Hydro to a NEES affiliate of New Hampshire Hydro which expressly assumes New Hampshire Hydro’s rights and obligations hereunder and acquires the Transmission Facilities, and (iv) for a transfer of any or all of a Participant’s Participating Share prior to the Effective Date as provided in Section 4A hereof, no assignment of this Agreement shall operate to relieve the assignor of its obligations under this Agreement without the written consent of the parties hereto. In addition to New Hampshire Hydro’s right to assign to an affiliate, New Hampshire Hydro may assign, without the consent of the Participants, its right, title, and interest in this Agreement, in whole or in part, and any security interests contained herein or granted hereunder, to one or more banks, investment banking firms, insurance companies, other financial institutions, or others as collateral security for New

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Hampshire Hydro’s obligations in connection with financing the Transmission Facilities. Written notice to all parties will be given prior to any assignment hereunder.
G.    Right of Setoff. No Participant shall be entitled to set off against the payments required to be made by it hereunder (1) any amounts owed to it by New Hampshire Hydro, any affiliate of New England Hydro, any Equity Sponsor, or any other Participant or (2) the amount of any claim by it against New Hampshire Hydro, any affiliate of New Hampshire Hydro, any Equity Sponsor, or any other Participant. However, the foregoing shall not affect in any other way any Participant’s rights and remedies with respect to any such amounts owed to it by New Hampshire Hydro, any affiliate of New Hampshire Hydro, any Equity Sponsor, or any other Participant or any such claim by it against New Hampshire Hydro or any other Participant.
H.    Amendments. New Hampshire Hydro shall have the right to amend the provisions of Section 12 hereof from time to time by serving an appropriate statement of such amendment upon the Participants and filing the same with the Federal Energy Regulatory Commission (or such other regulatory agency as may have jurisdiction) in accordance with the provisions of applicable laws and any rules and regulations thereunder, and the amendment shall thereupon become effective on the date specified therein, subject to any suspension order duly issued by such agency. The Participants have the right to intervene in any regulatory proceeding brought by New Hampshire Hydro to consider such amendment of the provisions of Section 12.
Any amendments changing the Participating Shares of the Participants, the rights of the Participants or a Participant as specified in Section 11, or the several nature of the obligations and rights of the Participants hereunder as specified in Section 5, shall require consent by all parties. All other amendments to this Agreement shall be by mutual agreement of New Hampshire Hydro and Participants owning Participating Shares aggregating at least 66 2/3%,

96078646.2

evidenced by a written amendment signed by New Hampshire Hydro and such Participants; and New Hampshire Hydro and all Participants shall be bound by any such amendment.
I.    Notices. Except as the parties may otherwise agree, any notice, request, bill, or other communication, relating to this Agreement, or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery. Any such communication shall be considered as duly delivered when delivered in person or mailed by registered or certified mail, postage prepaid, to the respective post office address of the other parties shown following the signatures of such other parties hereto, or such other address as may be designated by written notice given as provided in this paragraph I.
J.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.
K.    Other.
(1)    No action, regardless of form, arising out of this Agreement may be brought by any party hereto more than three years after the cause of action has arisen.
(2)    In the event that any clause or provision of this Agreement, or any part thereof, shall be declared invalid or unenforceable by any court having jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining portions of this Agreement.
(3)    All provisions of this Agreement providing for limitation of, or protection against, liability shall apply to the full extent permitted by law, and regardless of fault, and shall survive either termination pursuant to this Agreement or cancellation.
(4)    Each party shall, upon request of another party, execute and deliver any document reasonably required to implement any provision hereof.

96078646.2

(5)    Any number of counterparts of this Agreement may be executed and each shall have the same force and effect as the original.
(6)    This Agreement, with the other Basic Agreements, Preliminary Quebec Interconnection Support Agreement - Phase II, the agreements with Hydro-Quebec regarding Phase II, and the basic agreements covering Phase I shall constitute the entire understanding among the parties and shall supersede any and all previous understandings pertaining to the subject matter of this Agreement.
(7)    This Agreement is the act and obligation of the parties hereto in their corporate or governmental capacity, and any claim hereunder against any shareholder, director, officer, employee, or agent of any party, as such, is expressly waived.
Section 21.     Refund of Gain on Sale or Other Disposition of Transmission Facilities
In the event that any of the Transmission Facilities are sold or otherwise disposed of during the term of this Agreement, if the Net Proceeds (defined as the amount received from such sale or disposition less all costs relating to or resulting from such sale or disposition, including without limitation any income taxes relating to or resulting from such sale or disposition, any premiums and penalties incurred because of the early retirement of any indebtedness associated with the sold or disposed of Transmission Facilities, and any costs of total or partial demolition of the sold or otherwise disposed of Transmission Facilities) from such sale or disposition exceed the greater of (i) the investment in the entire Transmission Facilities (less any depreciation and amortization to the date of sale or disposition) or (ii) the then total capital of New Hampshire Hydro (as defined in Section 12), New Hampshire Hydro shall (a) refund to the then current Participants, in proportion to their then current Participating Shares, any such excess, and (b) credit to the accumulated provision for depreciation and amortization

96078646.2

related to the investment in the Transmission Facilities the investment in the entire Transmission Facilities (less any depreciation and amortization to the date of sale or disposition). The total capital of New Hampshire Hydro, for the purposes of this section, may exceed the investment in the entire Transmission Facilities (less any depreciation and amortization to the date of sale or disposition) due to (1) any reserve for deferred income taxes paid by New Hampshire Hydro or (2) for other reasons related to the investment in the Transmission Facilities. If the Net Proceeds do not exceed the greater of (i) or (ii) above, the Net Proceeds will be credited to the accumulated provision for depreciation and amortization related to the investment in the Transmission Facilities in lieu of payment to the Participants. The Participants agree to flow through any such refunds to their customers and shall seek any necessary regulatory approvals to reflect in their rates any such refunds and the effect of any such credits to the accumulated provision for depreciation and amortization related to the investment in the Transmission Facilities; except that to the extent that a Participant’s customers’ rates have not reflected all or a portion of that Participant’s share of the costs of the Transmission Facilities, then that Participant agrees that a complete flow-through of such refunds may not be appropriate and that particular Participant shall seek any necessary regulatory approvals for the appropriate disposition of an appropriate portion of such refunded amounts or credits.

IN WITNESS WHEREOF, the signatories have caused this Agreement to be executed by their duly authorized officers or agents.

COMPANY By: It’s President Address XXXXX XXXXX

VELCO SCHEDULE 1

Vermont Phase II Participant	1980 Kilowatthour Load	Percentage Interest

Central Vermont Public Service Corporation	1,895,922,200	58.1197
Citizens Utilities Company	184,496,600	5.6558
Franklin Electric Light Company, Inc.	7,159,900	0.2195
Green Mountain Power Corporation	1,174,519,500	36.0050

Schedule I
Vermont Electric Power Company, Inc.
Contracting Electric Systems

Central Vermont Public Service Corporation
Citizens Utilities Company
Franklin Electric Light Company, Inc.
Green Mountain Power Corporation

Schedule II
Massachusetts Municipal Wholesale Electric Company
Contracting Electric Systems
Massachusetts Systems

Town of Ashburnham Municipal Light Plant
Town of Georgetown Municipal Light Department
Town of Hull Municipal Lighting Plant
Town of Littleton Electric Light Department
Town of Mansfield Municipal Electric Department
Town of Marblehead Municipal Light Department
Town of Middleton Municipal Electric Department
Town of Paxton Municipal Light Department
Town of Templeton Municipal Lighting Plant

Rhode Island System

Pascoag Fire District

ATTACHMENT A
Except as provided below, if any participant does not receive required consents, waivers, regulatory approvals, or other actions of governmental authorities within the time period required by this Agreement, the listing of Participants and 1980 kilowatthour load will be appropriately modified.

Participant	1980 Kilowatthour Load

The Connecticut Light and Power Company	16,002,437,000
Western Massachusetts Electric Company	3,252,432,000
Holyoke Water Power Company	106,905,000
Holyoke Power and Electric Company	0
New England Power Company	15,444,975,840	(a), (b)
Boston Edison Company (Edison)	9,531,773,000	(b), (c)
Central Maine Power Company	6,053,571,000
Public Service Company of New Hampshire	5,043,242,871	(d)
The United Illuminating Company	4,715,078,120
Vermont Electric Power Company	3,262,098,200
Canal Electric Company	3,227,553,000
Montaup Electric Company	3,096,872,000	(e)
Bangor Hydro-Electric Company	1,305,625,118
Connecticut Municipal Electric Energy Cooperative	718,177,538
UNITIL Power Corp.	609,873,261	(f)
Massachusetts Municipal Wholesale Electric Company	470,025,000
Town of Reading Municipal Light Department	401,795,000
Newport Electric Corporation	382,745,000
Fitchburg Gas and Electric Light Co.	369,055,118
Taunton Municipal Lighting Plant	307,460,361
City of Chicopee Municipal Lighting Plant	279,273,169
Town of Braintree Electric Light Department	267,289,000
City of Peabody Municipal Light Plant	245,010,000
City of Westfield Gas & Electric Light Department	219,026,000
City of Holyoke Gas & Electric Light Department	214,448,000
Town of Danvers Electric Department	206,806,000
Town of Shrewsbury Electric Light Department	146,303,000
Hudson Light and Power Department	127,808,000
Town of Wakefield Municipal Lighting Department	107,609,000
Town of Hingham Municipal Lighting	103,929,000
Town of South Hadley Electric Light Department	99,981,000
Town of North Attleborough Electric Department	93,816,000
Town of Middleborough Gas and Electric Department	92,081,000
Town of Holden Municipal Light Department	63,676,000
Town of West Boylston Municipal Lighting Department	43,974,000
Town of Sterling Municipal Electric Department	24,510,000
Town of Groton Electric Light Department	22,908,000
Town of Boylston Municipal Light Department	17,324,000
Town of Rowley Municipal Light Department	13,551,000
Princeton Municipal Light Department	7,130,000
Town of Concord Municipal Light Plant	0	(c)

	76,698,146,596

(a)	Includes New Hampshire retail 1980 kilowatthour load of 434,290,243.

(b)
The 1980 Kilowatthour loads shown for Boston Edison Company and New England Power Company have been adjusted to reflect the current status of Norwood as a full requirements customer of New England Power Company.

(c)
As of June 1, 1985, Concord continues to be a full requirements customer of Edison. At such time as Concord ceases to be a full requirements customer of Edison, for purposes of this Agreement, Concord shall have an additional Participating Share equal to 1.087% of Edison’s initial Participating Share (based on a 1980 Kwh load of 103,629,000 Kwh for Concord) and Edison’s Participating Share shall be reduced by such amount.

(d)	Includes New Hampshire retail 1980 kilowatthour load of 4,939,218,744.

(e)	The amount shown for Montaup Electric Company includes the load of the other members of the Eastern Utilities Associates system.

(f)	The amount shown for UNITIL Power Corp. represents the 1980 kilowatthour load of its affiliates, Concord Electric Company and Exeter & Hampton Electric Company.

ATTACHMENT B
Description of the Transmission Facilities
The Transmission Facilities will include the following:

(1)	the continuation of a single circuit ± 450 kV DC line on an existing right-of-way from the Comerford Substation to the New Hampshire state line at Hudson, a distance of 121 miles;

(2)	communication equipment located in New Hampshire; and

(3)	such other facilities in New Hampshire and Vermont as approved by the Advisory Committee.

ATTACHMENT C
Forms of the following documentation:
1.    Opinion of Counsel
2.    Certificate
3.    Incumbency and Signature Certificate
4.    Directors’ Vote
[Please note - governmental entities may make appropriate modifications to these documents to reflect that they are not corporations.]

[Form of Opinion of Counsel for Each Utility Participant]
New England Hydro-Transmission
    Electric Company, Inc.;
New England Hydro Transmission
    Corporation; or
New England Power Company

Gentlemen:
This opinion is furnished in connection with the execution and delivery by          (the Company) of the following Agreements:                         .
We have acted as counsel to the Company, one of the Utility Participants, in connection with the execution and delivery of the Basic Agreements. We participated in reviewing and/or drafting the Agreements.
As general [special] counsel to the Company, we are generally familiar with its affairs. [If special counsel is giving the opinion, describe relationship to the Company.] We have reviewed the proceedings taken by the Company in connection with its authorization, execution, and delivery of the Agreements and any documentation supplied by the Company thereunder. We have also examined executed counterparts of the Agreements, have made such other investigation, and have examined such other records and documents, and have made such examination of law and satisfied ourselves as to such other matters as we have deemed relevant and necessary in order to enable us to express the opinions set forth below.
Based upon and subject to the foregoing and to the further qualifications in this opinion, we are of the opinion that:
1.    The Company is a corporation duly organized, validly existing and in good standing under the laws of [the jurisdiction of its incorporation], has the corporate power to own its assets and to transact the business in which it is engaged, and is duly qualified as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification.
2.    The Company has (and in the case of the Agreements at the time of execution and delivery thereof, had) full corporate power, and legal right to execute, deliver and perform the Agreements, and the Company has taken all necessary corporate action to authorize the execution, delivery, and performance by it of the Agreements.
3.    The execution, delivery, and performance by the Company of the Agreements do not (a) contravene the Company’s [charter documents] or by-laws, (b) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, or award known to us by which the Company is bound, (c) violate any indenture, instrument, or agreement known to us by which the Company is bound, or (d) result in or require the creation or the imposition of any lien pursuant to the provisions of any indenture, instrument, or agreement known to us by which the Company is bound.
4.    No authorization, approval, consent, or other action by, and no notice to or filing with, any federal, state, or other governmental authority or regulatory body which has not been obtained or given and is not in full force and effect is required for the valid and lawful execution, delivery, and performance by the Company of the Agreements. [In this connection, to the extent it may be required by law, the approval of the Massachusetts Department of Public Utilities [Connecticut PUC, or other] has been given for the Agreements and the Company’s performance thereunder by order(s) dated             , which remains in full force and effect.]
5.    The Agreements have each been duly executed and delivered by the Company and constitute the legal, valid, and binding obligations of the Company enforceable against it in accordance with their respective terms.
6.    No action, suit, proceeding, or investigation at law or in equity or by or before any governmental instrumentality or other agency now pending or threatened against or affecting the Company or its property or rights which, if adversely determined, would materially impair the ability of the Company to perform its obligations under the Agreements is known to us.
Our opinion that the Agreements are enforceable, each in accordance with the terms thereof, is qualified to the extent that the enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of creditors and secured parties, and to the further extent that the availability of the remedies of specific enforcement, injunctive relief, or any other equitable remedy is subject to the discretion of the court before which any proceeding therefor may be brought.
Very truly yours,

CERTIFICATE
I, (insert name), the Clerk (or Secretary or other principal recording officer) of (insert name of Utility Participant), a (insert state of organization) (the “Company”) do hereby certify that:
(1)    Attached hereto as Exhibit A is a true and correct copy of a vote duly adopted at a meeting of the Board of Directors of the Company, duly called and held on _______, ____, and that such vote and the authority vested thereby have not been amended or revoked and are still in full force and effect.
(2)    Attached hereto as Exhibit B is a true and correct copy of the Articles of Organization (or other charter documents) of the Company, as amended and in effect as of the date of this Certificate.
(3)    Attached hereto as Exhibit C is a true and correct copy of the By-Laws of the Company, as amended and in effect as of the date of this Certificate.
(4)    The persons (or person) listed on Exhibit D have been duly elected to the offices set forth adjacent to their respective names since the first day of June, 1985, and the signatures adjacent to their respective names are the genuine signatures of said officers.
IN WITNESS WHEREOF, I have placed my hand and the seal of the Company this                 day of                 , ____.

By: Name: Title:

CONFIRMATION OF INCUMBENCY AND SIGNATURE OF
CLERK, SECRETARY. OR OTHER PRINCIPAL RECORDING OFFICER
I, (name), (title) of the Company, do hereby certify that (name of officer executing certificate) is and at all times subsequent to             , ____, has been the duly elected (title) of the Company and that the signature adjacent to his (or her) name is the genuine signature of said officer.

By: Name: Title:

FORM OF DIRECTORS’ VOTE APPROVING AGREEMENTS

VOTED:
That in connection with this Company’s participation in the Phase II expansion of the proposed interconnection between the New England Power Pool companies and Hydro-Quebec, the execution and delivery on behalf of this Company by                     , President, of the following agreements: (being collectively referred to in this vote as “Agreements”) copies of which Agreements have been presented at this meeting, are hereby authorized, approved, ratified, and confirmed, and that the officers of this Company are further authorized severally to take any and all such further actions including the execution and delivery of such further documents, as such officers or any of them may deem necessary or appropriate in connection with the actions and documents authorized by this vote.

ATTACHMENT E
Subscription Process for Determining
Initial Participating Shares
After allocation of up to 10% of the Participating Shares pursuant to Section 4(B)(1) and (2), the remaining shares shall be allocated to Participants as follows:

a.	Each Participant shall be entitled to a pro rata share of the remainder based on its 1980 Kwh load as a percentage of all Participants’ 1980 Kwh loads.

b.	Upon execution of this Agreement, each Participant may subscribe for more or less than its share under (a) above.

c.
If there are no undersubscriptions or oversubscriptions under (b) above or if the sum of the shares under (a) or (b) above for all Participants equals 100% of such remaining shares, then each Participant shall have a share as determined under (a) or (b) above. For the purposes of this section, oversubscription shall mean, with respect to any Participant, a subscription under (b) above of more than its share under (a) above. For the same purposes, undersubscription shall mean, with respect to any Participant, a subscription under (b) above of less than its share under (a) above. The amount of such oversubscription shall be equal to (b) minus (a) and the amount of such undersubscription shall be equal to (a) minus (b).)

d	If there are undersubscriptions but no oversubscriptions or if there are oversubscriptions but no undersubscriptions, then each Participant shall have a share as determined under (a) above.

e
If the net result of subtracting the aggregate amount of all undersubscriptions from the aggregate amount of all oversubscriptions is greater than zero, the aggregate amount of all oversubscriptions must be reduced to the aggregate amount of all undersubscriptions. This amount shall be referred to as the total permitted amount of oversubscriptions. Each oversubscriber shall initially be allocated a share of the total permitted amount of oversubscriptions (pro rata by the 1980 kwh loads of the oversubscribers); provided that no oversubscriber shall be allocated more than its requested amount under (b) above. Any remaining unallocated portion of the total permitted amount of oversubscriptions shall be allocated to all oversubscribers that have not yet reached their requested amount under (b) above pro rata by the differences between their requested amounts under (b) above and their amounts allocated thus far under this section (d).

f.
If the net result of subtracting the aggregate amount of all oversubscriptions from the aggregate amount of all undersubscriptions is greater than zero, the aggregate amount of all undersubscriptions must be reduced to the aggregate amount of all oversubscriptions. This amount shall be referred to as the total permitted amount of undersubscriptions. The total permitted amount of undersubscriptions shall be allocated to the undersubscribers pro rata by the amounts of their undersubscriptions.

ATTACHMENT F
As a result of the support arrangements for building, owning, and financing the Transmission Facilities, Equity Sponsors have provided credit support for the project in excess of their Participating Shares. This enhances New Hampshire Hydro’s ability to finance the project. The status of a Participant as a Credit Enhanced Participant that receives credit enhancement or not will be determined in connection with, and as of the date of commitment for, each debt financing, including any construction financing, in accordance with Section 1 hereof, and the Credit Enhancement Charge will be determined with respect to each such financing and will continue to be paid as long as the financing is outstanding and as long as any accrued unamortized Credit Enhancement Charges for said Participant remain outstanding.
An “investment grade” Participant is defined in this Agreement as a Participant which has outstanding junior long-term debt securities which have qualified debt ratings by two of the three major rating agencies. An “investment grade” Participant is also defined as a Participant which has a Participating Share of four-tenths of one percent (0.4%) or less and which has outstanding junior long-term debt securities having a rating from only one of the three major rating agencies with that rating being a qualified debt rating. (For these purposes, the outstanding junior long-term debt securities of a Participant shall mean (i) its outstanding long-term debentures, or (ii) if no long-term debentures are outstanding, its most junior outstanding long-term mortgage or revenue bonds, or (iii) if no long-term debentures, mortgage bonds or revenue bonds are outstanding, its most junior outstanding long-term debt.) “Qualified debt ratings” are defined as a minimum rating of Baa3 by Moody’s Investors Service, BBB- by Standard & Poor’s Corporation and D&P 10 by Duff & Phelps, Inc.
Any “substitute credit enhancement” shall mean, with respect to any New Hampshire Hydro debt financing, including any construction financing (i) a letter of credit from a commercial bank having capital, surplus, and undivided profits of at least $250 million and a credit rating of “AA” or better in form and substance satisfactory to New Hampshire Hydro or (ii) a credit support that is equivalent to (i) above which is satisfactory in form and substance to New Hampshire Hydro, or (iii) a guarantee from an Equity Sponsor which at that time the guarantee is made satisfies the requirements to be an Equity Sponsor as set forth in section 4 of the Equity Funding Agreements; provided that such enhancement is irrevocable until the final maturity of such debt financing, including any optional extensions thereof. The first time that a Participant supplies substitute credit enhancement under this Agreement or under the Phase II Massachusetts Facilities Support Agreement, the substitute credit enhancement shall also cover such Participant’s share of the debt obligations of New England Power Company and Boston Edison Company relating to their respective AC Facilities and the term of such credit enhancement shall extend for the full term of the then remaining depreciation period for the AC facilities supported under such AC Facilities Support Agreements.
The principal amount of such substitute credit enhancement shall equal that Participant’s Participating Share of the maximum amount of obligations under such New Hampshire Hydro debt financing plus, if not already provided in connection with any other debt financing of New Hampshire Hydro or New England Hydro, that Participant’s Participating Share of the maximum amount of debt obligations of New England Power Company and Boston Edison Company relating to the AC Facilities as determined by New England Power and Boston Edison, respectively.
For any substitute credit enhancement that covers that Participant’s Participating Share of the debt obligations of Boston Edison Company and New England Power Company relating to the AC Facilities, such substitute credit enhancement shall provide for direct payment to New England Power and Boston Edison, respectively, of the amounts included therein for covering such debt obligations.
As compensation to Equity Sponsors for providing this additional credit support, a Credit Enhancement Charge, as calculated in connection with each debt financing is required to be paid by the Participants. If a Participant is a Credit Enhanced Participant by reason of below-investment grade, withdrawn or suspended debt ratings, the Credit Enhancement Charge attributed to that Credit Enhanced Participant will be paid by all Participants with each Participant paying its Participating Share thereof; provided, however, that if a Participant is a Credit Enhanced Participant due to lack of debt ratings, the Credit Enhancement Charge attributed to that Credit Enhanced Participant shall be paid by such Participant.
The Credit Enhancement Charge (E) attributed to a Credit Enhanced Participant is a dollar value determined monthly for each Credit Enhanced Participant by the following formula:

F =	the Credit Enhancement Change for each New Hampshire Hydro debt financing that is credit enhanced for the Participant.

i =	a number from 1 to n representing each of New Hampshire Hydro debt financings.

n =	total number of such financings.

G =	the Participant’s Participating Share (in percent)

H =	the maximum outstanding amount of New Hampshire Hydro debt during the month which was credit enhanced for such Participant

I =	debt premium (in percent) for the Credit Enhanced Participant as shown in the following table:

Participant’s Debt Rating*	I(%)

Below B3 or not rated	7.57
B3	5.32
B2	4.82
B1	4.32
Ba3	3.82
6a2	3.32
Ba1	2.82

* Debt rating shall be the lower of the two highest ratings assigned to the Participant’s outstanding junior long-term debt securities by Moody’s, Standard and Poor’s, and Duff & Phelps, converted to a Moody’s equivalent as measured at the commitment date of such New Hampshire Hydro debt financing. If the Participant has a Participating Share of four tenths of one percent (0.4%) or less and has only one debt rating, then the debt rating for such Participant shall be that rating converted to a Moody’s equivalent as measured at the commitment date of such New Hampshire Hydro debt financing.

J =	an amount calculated as follows:
During the period from the Effective Date to the Date of Full Support Payment, J shall equal 0 and the Credit Enhancement Charge calculated during such period pursuant to the above formula shall be accrued for each Participant during such period with interest calculated at New Hampshire Hydro’s AFDC rate. After the Date of Full Support Payment, such previously accrued amount for such Participant shall be treated as if it represented additional investment in the Transmission Facilities relating only to such Participant. As a result J shall include monthly amounts attributable to such Participant (whether or not it continues to be a Credit Enhanced Participant after the Date of Full Support Payment and whether or not the debt being enhanced continues to be outstanding) representing amortization of such previously accrued amount (with amortization over the period that the investment in the Transmission Facilities is being amortized) plus one-twelfth of the composite percentage (as defined in Section 12 hereof) times the unamortized accrued amount plus a provision for income taxes
ATTACHMENT G
FORM OF
EQUITY FUNDING AGREEMENT
FOR
NEW ENGLAND HYDRO-TRANSMISSION CORPORATION
This AGREEMENT dated as of June 1, 1985, is between New England Hydro-Transmission Corporation (New Hampshire Hydro) and the New England entities listed in Attachment A hereto. Those New England entities that have executed this Agreement and that meet the further conditions for participation and qualification hereunder are hereinafter referred to as Equity Sponsors or individually as an Equity Sponsor. The Equity Sponsors are sometimes referred to collectively herein, but their rights and obligations hereunder are several and not joint as described in Section 6 hereof.
In consideration of the premises, the concurrent execution of the other Basic Agreements hereinafter referred to, the mutual covenants hereinafter and therein set forth, and other good and valuable consideration, receipt whereof is hereby acknowledged, it is hereby agreed as follows:
Section 1.     Basic Understandings and Purpose
New England utilities are currently participating in the arrangements for the Phase I interconnection planned by the New England Power Pool (NEPOOL) with Hydro-Quebec, which is to consist of a ± 450 kV HVDC transmission line from a terminal at the DES Cantons Substation on the Hydro-Quebec system near Sherbrooke, Quebec to a terminal having an approximate rating of 690 MW at a substation at the Comerford Generating Station on the Connecticut River (hereinafter referred to as Phase I). The basic arrangements covering the portion of Phase I in the United States are set forth in the New England Power Pool Agreement, as amended (the NEPOOL Agreement) and three contracts among the participants in Phase I as follows:
(1)    Vermont Transmission Line Support Agreement, dated as of December 1, 1981, as amended, with Vermont Electric Transmission Company, Inc.
(2)    Phase I Terminal Facilities Support Agreement, dated as of December 1, 1981, as amended, with New England Electric Transmission Corporation, and
(3)    Agreement With Respect To Use Of Quebec Interconnection, dated as of December 1, 1981, as amended, including the restatement thereof in connection with Phase II (this Agreement as restated to cover Phase II is hereinafter referred to as the Use Agreement).
These Phase I interconnection facilities are currently under construction with completion scheduled during 1986.
With the completion of arrangements for Phase I and the related contracts with Hydro-Quebec, the members of NEPOOL have conducted studies of the benefits of an expanded interconnection for NEPOOL with Hydro-Quebec (Phase II) and have negotiated with Hydro-Quebec a firm energy arrangement to utilize the expanded interconnection facilities.
The portion of Phase II in the United States will consist of an extension of the Phase I DC transmission line from the proposed terminus of Phase I at the Comerford Station through New Hampshire to a site in Massachusetts with additional terminal facilities installed at that site to increase the total transfer capacity between Hydro Quebec and NEPOOL from the 690 MW of Phase I to approximately 2000 MW. Reinforcements to the existing AC transmission system of New England Power and to certain AC facilities of Boston Edison Company will also be required. The United States portion of the Phase II facilities will be designated as pool-planned facilities in the same manner as the United States portion of the Phase I facilities was so designated.
Each Equity Sponsor acknowledges that it has been represented on the Executive and Planning Committees of NEPOOL that had responsibility for evaluating the feasibility of Phase II and, through this representation, actively participated in the decision of NEPOOL to go forward with Phase II. Furthermore, each Equity Sponsor represents that it made its own independent investigations and inquiries as it deemed appropriate and did not rely upon representations (other than those contained in this Agreement) of New England Hydro or its affiliates in deciding to enter into this Agreement.
The share of benefits among the New England utilities associated with Phase II is set forth in the Use Agreement. The Use Agreement also permits each New England utility to make its own entitlement transactions with Hydro Quebec and to use the interconnection for such transactions.
The provisions of the Phase II Massachusetts Transmission Facilities Support Agreement (Massachusetts HVDC Support Agreement) cover the Phase II Massachusetts HVDC transmission line and terminal facilities in Massachusetts. New England Hydro-Transmission Electric Company, Inc. (New England Hydro) will build, own, operate, and maintain those Massachusetts HVDC transmission facilities.
The portion of the Phase II HVDC transmission line to be constructed in New Hampshire is covered under the Phase II New Hampshire Transmission Facilities Support Agreement (New Hampshire HVDC Support Agreement). New Hampshire Hydro will build, own, operate, and maintain those New Hampshire HVDC transmission facilities.
All improvements and reinforcements to the AC transmission system in Massachusetts necessitated by Phase II are covered under the Phase II New England Power AC Facilities Support Agreement (New England Power AC Support Agreement) and the Phase II Boston Edison AC Facilities Support Agreement (Boston Edison AC Support Agreement.
The provisions of this Agreement cover the commitments of the Equity Sponsors of New Hampshire Hydro to contribute equity funds to New Hampshire Hydro, to provide certain limited credit support in connection with debt financing of New Hampshire Hydro and to accept an allocation of a share of Phase II in the event of a default by certain participating New England utilities under certain other Basic Agreements.
In view of the need to formalize the agreements among the parties at an early date so that (i) binding commitments with Hydro Quebec for Phase II may be made, (ii) binding commitments for ultimate construction and the financing of the United States portion of Phase II may be undertaken consistent with the time schedule anticipated by NEPOOL and with the assurance that commitments among the New England utilities are in place, and (iii) licensing activities may proceed on a schedule that enables completion of such construction consistent with the time schedule anticipated by NEPOOL, the following agreements are concurrently being entered into (the “Basic Agreements”) which collectively set forth rights and obligations with respect to the foregoing undertaking: (1) this Agreement, (2) the Massachusetts HVDC Support Agreement; (3) the New Hampshire HVDC Support Agreement; (4) the Equity Funding Agreement for New England Hydro; (5) the New England Power AC Support Agreement; (6) the Use Agreement; (7) various amendments to the NEPOOL Agreement relating to the sharing of savings, capability responsibilities, and Pool transmission arrangements; and (8) the Boston Edison AC Support Agreement.
In order to coordinate each participating utility’s interest in Phase II to the fullest extent possible, each of the following Basic Agreements have been drafted with the intent that the participating interest of each participating utility will be the same under each agreement: the Massachusetts HVDC Support Agreement, the New Hampshire HVDC Support Agreement, the New England Power AC Support Agreement, the Boston Edison AC Support Agreement, and the Use Agreement. These Basic Agreements also provide that, notwithstanding any provision thereof that may be interpreted to the contrary, the proper interpretation of each of these Basic Agreements is to be consistent with such overriding intent. Each Equity Sponsor acknowledges this overriding intent and agrees that any action by it or its appointee affecting such participating interests shall be the same under this Agreement and the Equity Funding Agreement with New England Hydro in order to also be consistent with such overriding intent.
Section 2.     Conditions Precedent to Effectiveness
The effectiveness of this Agreement, and all rights, obligations, and performance of the signatories hereunder, is subject to (i) New England Electric System (NEES) and other signatories having executed this Agreement committing in the aggregate to Equity Shares (as hereinafter defined) equal to at least 100%, and each such signatory having demonstrated by December 30, 1985, to the satisfaction of New Hampshire Hydro that is qualified to be an Equity Sponsor pursuant to Section 4, (ii) New England Hydro or New Hampshire Hydro or New England Power or Boston Edison and members of NEPOOL (including Boston Edison and New England Power) serving at least 66-2/3% of the aggregate kilowatthour load served by NEPOOL members in 1980 having executed the other Basic Agreements (except for the Equity Funding Agreement for New England Hydro and the amendments to the NEPOOL Agreement), (iii) each signatory having also executed the Equity Funding Agreement for New England Hydro and having the same percentage of New England Hydro’s equity as its Equity Share hereunder, (iv) members of NEPOOL having executed the amendments to the NEPOOL Agreement for Phase II in order that such amendments may become effective in accordance with the NEPOOL Agreement, and (v) each signatory having satisfied the conditions precedent set forth below.
By June 1, 1986, each signatory to this Agreement shall provide certificates and legal opinions from counsel satisfactory to New Hampshire Hydro, together with certified copies of related resolutions, consents, approvals, authorizations, and other documents (Documentation) necessary to establish to the satisfaction of New Hampshire Hydro that all corporate and regulatory consents, waivers, approvals, authorizations and other actions necessary in connection with performance by such signatory of its obligations under the Agreement have been obtained and are in full force and effect, that the Agreement has been duly authorized, executed, and delivered by such signatory, and that it constitutes a binding commitment by the signatory enforceable in accordance with its terms. Forms of Documentation acceptable to New Hampshire Hydro are included in Attachment B hereto. Prior to signing this Agreement, each signatory has provided to New Hampshire Hydro a listing of all consents, waivers, approvals, authorizations, and other actions required for that signatory to deliver its Documentation.
Vermont Electric Power Company, Inc. (VELCO) and Massachusetts Municipal Wholesale Electric Company (MMWEC) represent a number of electric systems. If they desire and are qualified to be Equity Sponsors, they shall be deemed to have signed on behalf of those respective systems listed in Schedules I or II, respectively. By March 1, 1986, VELCO and MMWEC will provide New Hampshire Hydro with copies of contracts with their respective systems which impose absolute and unconditional obligations on such systems to pay their proportionate shares of all costs or obligation incurred under this Agreement by VELCO or MMWEC, respectively. By that date, VELCO and MMWEC will also provide to New Hampshire Hydro as part of their Documentation certificates, legal opinions (from counsel satisfactory to New Hampshire Hydro), and other documents in form and substance satisfactory to New Hampshire Hydro representing unconditionally that all consents, approvals, and authorizations have been obtained by their contracting systems in connection with each such system’s performance of its obligations under its respective contract with VELCO or MMWEC and that each such contract imposes absolute and unconditional obligations on such systems to pay their proportionate shares of all costs incurred under this Agreement by VELCO or MMWEC, respectively, and has been duly authorized, executed, and delivered and is a binding commitment of such system enforceable in accordance with its terms. If regulatory approvals have not been obtained by March 1, 1986, such representations shall be conditioned upon receipt of regulatory approvals. VELCO and MMWEC will have until June 1, 1986, to receive such approvals and make such representations unconditionally. In order that percentages of participation be consistent among the Basic Agreements, VELCO and MMWEC shall have their contracts with their contracting systems cover the necessary commitments for each Basic Agreement.
All expenses in connection with obtaining and delivering any Documentation under this Agreement, including legal opinions, are to be borne by the signatory incurring such expense. New Hampshire Hydro will have no responsibility for any expenses incurred by VELCO and MMWEC in providing Documentation for their respective contracting systems.
Any signatory that fails to meet the requirements of Section 2 by the deadlines contained herein will not be an Equity Sponsor under this Agreement and will not have any rights and obligations hereunder.
New Hampshire Hydro by written notice to all signatories may extend any deadline date specified in this Section to a later date, provided that any extension for longer than six months requires the consent of the Advisory Committee under the New Hampshire HVDC Support Agreement.
Section 3.     Effective Date and Term
This Agreement shall become effective (the Effective Date) upon the last to occur of the following dates:
(i)    the date that the Equity sponsors, committing in the aggregate to Equity Shares (as hereinafter defined) equal to at least 100%, have met the requirements of Section 2; and
(ii)    the date that the last of the other Basic Agreements (excluding the Use Agreement) becomes effective or would become effective but for a condition that its effectiveness is subject to this Agreement becoming effective.
Upon execution and delivery of the Agreement by New Hampshire Hydro and NEES and other signatories committing in the aggregate to Equity Shares (as hereinafter defined) equal to no less than 100%, and notwithstanding any provision herein to the contrary, no signatory may terminate its obligations hereunder except in accordance with provisions of this Agreement.
The term of this Agreement shall expire on termination date of the New Hampshire HVDC Support Agreement.
Section 4.     Equity Sponsor Qualification
A.    In order to enhance New Hampshire Hydro’s ability to finance its portion of Phase II as required under the Massachusetts HVDC Support Agreement and to enhance the credit support of certain Supporters under the AC Support Agreement, some or all of the New England utilities participating in Phase II whose credit ratings are at least one grade above the lowest investment grade have agreed to provide, or to cause their designees to provide, credit support for those New England utilities participating in Phase II whose credit ratings are below investment grade. NEES and those New England utilities or their designees which have agreed to provide this credit support are the Equity Sponsors of New Hampshire Hydro under this Agreement.
B.    A Participant under the New Hampshire HVDC Support Agreement or its authorized designee qualifies to be an Equity Sponsor by having its outstanding long-term debentures rated at least one grade above the lowest investment grade rating as of September 1, 1985. If no long-term debentures are outstanding, the ratings used shall be those of such company’s most junior long-term mortgage or revenue bonds. If no mortgage bonds, revenue bonds, or debentures are outstanding, the ratings used shall be those of the most junior long-term debt. VELCO shall qualify to be an Equity Sponsor if 80% or more of its common stock is owned by utilities whose debt securities qualify pursuant to this subsection 4(B).
For purposes of this Agreement, “one grade above the lowest investment grade rating” means a rating equal to the following ratings from two of these rating agencies: Standard and Poor’s Corporation - Rating BBB; Moodys Investor Service - Rating Baal; and Duff & Phelps - Rating D&P 9 (or the equivalent municipal ratings).
C.    A “designee” shall be authorized to be an Equity Sponsor if it is a parent company of such Participant and (i) its debt securities meet the appropriate test specified in B above, or (ii) at least 80% of its consolidated utility revenues are derived from subsidiaries whose debt securities meet the appropriate test specified in B above. (For VELCO, each stockholder of VELCO shall be a parent company of VELCO.) On or before the date of execution of this Agreement, each Participant shall identify its designee, if any.
D.    In order that the necessary credit enhancement is provided as specified in A above, the qualification of each Equity Sponsor shall be reviewed by New Hampshire Hydro as of the date that the first equity contributions are to be made by such Equity Sponsor. If an Equity Sponsor fails to qualify on such date, appropriate actions and allocations shall be instituted as provided elsewhere in this Agreement.
Section 5.     Equity Shares
A.    Each Equity Sponsor shall have and be charged with a percentage interest in all rights and obligations hereunder determined in accordance with this Section 5 (which interest is hereinafter referred to as its “Equity Share”). All of the equity of New Hampshire Hydro will be owned by the Equity Sponsors in proportion to their Equity Shares.
The Equity Share of each Equity Sponsor shall be computed both initially and as changed from time to time in accordance with the terms hereof, by New Hampshire Hydro as hereinafter provided. Such computations shall be made as of the first day of any month in which there is a change in the number of Equity Sponsors or any change in the interest of any Equity Sponsor as herein provided. The initial computation is to be made as of September 15, 1985, and subsequent computations are to be made in any month thereafter in which an interest is modified or terminated due (i) to the failure of a signatory to provide proof that it is qualified to be an Equity Sponsor by December 30, 1985, or (ii) to the failure to provide Documentation by June 1, 1986, or (iii) to the failure to be so qualified on the date the first equity contributions are to be made by such Equity Sponsor, or (iv) to the operation of any provision of this Agreement. All computations shall be final unless there is a manifest error. Such computations of Equity Sponsors’ Equity Shares as initially calculated and as changed under (i) and (ii) shall be made pursuant to Attachment C. Changes under (iii) shall be made pursuant to section 5(C) below, and changes under (iv) shall be made pursuant to the appropriate section requiring the change.
B.    The Equity Shares on and as of the initial computation date, and as of the date of subsequent computations under subparts (i) and (ii) of the second paragraph of A above, will be calculated as follows:

1.	51% to NEES; and

2.	49% apportioned among the other Equity Sponsors on the basis of the subscription process as described in Attachment C.
(Attachment C provides that each Equity Sponsor may specify a maximum percentage of equity and that such maximum shall remain in effect until June 1, 1986 or such later deadline if extended pursuant to Section 2 hereof.)
C.    On the basis of New Hampshire Hydro’s review of the qualifications of each Equity Sponsor other than NEES as of the date that the first equity contributions are to be made by such Equity Sponsor, if one or more Equity Sponsors are no longer qualified under Section 4, (i) the aggregate Equity Shares of such unqualified Equity Sponsors shall first be offered in writing by New Hampshire Hydro to all then qualified Equity Sponsors other than NEES for voluntary subscription, (ii) second, any remaining shortfall shall be allocated pro rata among such qualified Equity Sponsors not including NEES in proportion to their Equity Shares determined as of June 1, 1986, provided that the aggregate of all involuntary allocations under this Section 4(C) to such qualified Equity Sponsors shall not exceed an aggregate Equity Share of 10%, and further provided that the aggregate of all such involuntary allocations to any such Equity Sponsor shall not increase such Equity Sponsor’s Equity Share determined as of June 1, 1986, by more than 25% thereof, and (iii) finally, any remaining shortfalls shall be retained pro rata by such no longer qualified Equity Sponsors in proportion to their Equity Shares determined as of June 1, 1986; provided, however, that NEES and all qualified Equity Sponsors may agree to other allocation arrangements; and further provided that NEES shall not have an Equity Share of less than 51% unless it so consents. (The above deadlines of June 1, 1986 may be extended to a later deadline pursuant to Section 2 hereof.)
All offerings above shall be made in accordance with a voluntary subscription process as specified in New Hampshire Hydro’s offering letter, and any oversubscriptions will be treated as provided therein.
Section 6.     Relationship Among Equity Sponsors
The rights and obligations of the Equity Sponsors hereunder are several, in accordance with their respective Equity Shares, and not joint. The rights and obligations of New Hampshire Hydro hereunder are also several and not joint with those of the Equity Sponsors or any one thereof. There is no intention to create by this Agreement, or by any grant, lease, license, or activity related hereto, an association, joint venture, trust, or partnership or to impose on New Hampshire Hydro or any Equity Sponsor trust or partnership rights or obligations; and any such implied intention is expressly negated. Except as expressly provided in this Agreement, no Equity Sponsor shall have by virtue of this Agreement or of any such grant, lease, license, or activity the right or power to bind any other Equity Sponsor without its express written consent.
Section 7.     Equity Contribution
A.    Under the Massachusetts HVDC Support Agreement, New England Hydro has agreed to limit its equity investment to a maximum of 40% of its total capital as of the effective date of that agreement and has agreed to use its best efforts to continue to limit its equity investment to 40% of its total capital during the time that New Hampshire Hydro has outstanding debt in its capital structure.
New Hampshire Hydro may call from time to time by written notification upon the Equity Sponsors to contribute equity in any of the forms set forth in this Section up to a maximum aggregate amount of $90 million, provided that Equity Sponsors having 66-2/3% of Equity Shares may agree to increase this maximum aggregate amount; and then all Equity Sponsors shall contribute such requested amount with each Equity Sponsor contributing up to its Equity Share of the new maximum. Any contribution made in response to New Hampshire Hydro’s call in excess of the maximum aggregate amount, as adjusted from time to time, may be made on a voluntary basis by any contributing Equity Sponsor, and New Hampshire Hydro will make an appropriate adjustment in Equity Shares.
B.    During the term of this Agreement, New Hampshire Hydro has the option from time to time to call for contribution of equity in any of the following forms:
(1)    New Hampshire Hydro may offer shares of its common stock to its Equity Sponsors and each Equity Sponsor shall subscribe for and purchase, for cash at a price set by New Hampshire Hydro, its Equity Share of the common stock so offered.
(2)    After each Equity Sponsor owns common stock of New Hampshire Hydro, New Hampshire Hydro may request that capital contributions be made, and each Equity Sponsor shall contribute to New Hampshire Hydro its Equity Share of the total capital contribution so requested.
C.    In order that New Hampshire Hydro may limit its equity investment to a maximum of 401 of its total capital, New Hampshire Hydro may, at its option, from time to time, take any of the following actions:
(1)    New Hampshire Hydro may repurchase for cash its common stock from Equity Sponsors in amounts that will not change the relative Equity Shares among Equity Sponsors and at a price per share equal to book value per share at the time of repurchase. Each Equity Sponsor shall sell such common stock to New Hampshire Hydro in the full amount so requested.
(2)    New Hampshire Hydro may return any capital contribution previously received from Equity Sponsors in amounts that will not change the relative Equity Shares among Equity Sponsors. Each Equity Sponsor shall accept such return of capital contribution in the full amount so returned.
(3)    New Hampshire Hydro may pay dividends out of earnings or make liquidating dividends to the Equity Sponsors.
D.    New Hampshire Hydro shall give written notice of any call for contributions of equity under B above to each Equity Sponsor. Such notice shall specify the amount to be contributed, the form of the contribution, and a date, at least thirty days after the date of the notice, that the equity is to be contributed. New Hampshire Hydro will provide annually estimates of its equity requirements and estimated dates when any equity contributions hereunder will be due. New Hampshire Hydro shall give written notice of any action to reduce its equity under C above to each Equity Sponsor. Such notice shall specify the amount and form of the reduction and a date, at least fifteen days after the date of the notice, that the reduction in equity is to occur.
E.    New Hampshire Hydro shall use the proceeds of any equity contribution under this Agreement for the sole purpose of meeting its capital requirements under the New Hampshire HVDC Support Agreement.
F.    All transactions under B, up to a maximum aggregate amount of $90 million, and under C above shall be subject to receipt of all necessary regulatory approvals, and New Hampshire Hydro and the Equity Sponsors shall use their best efforts to obtain, or to assist in obtaining, these approvals in advance of the Effective Date.
G.    New Hampshire Hydro shall have two classes of common stock, both of which will have the same preferences, qualifications, special or relative rights or privileges, except that only one class shall have voting powers. Equity Shares allocated to NEES shall be evidenced by voting common stock. The Equity Shares allocated to each other Equity Sponsor shall, at the option of such Equity Sponsor, be evidenced by shares of voting common stock or non-voting common stock. Any reallocation of Equity Shares pursuant to Section 5 hereof shall be effected in such manner as to involve the issuance of additional common stock to each Equity Sponsor of the class then held by such Sponsor. Such election to take voting or non-voting stock shall be made in writing to New Hampshire Hydro by December 31, 1985.
H.    Notwithstanding any provision of this Agreement to the contrary, prior to the date that New Hampshire Hydro first calls for equity contributions from all Equity Sponsors, all equity of New Hampshire Hydro will be owned and contributed by NEES.
Section 8.     Cash Deficiency Guarantee
A.    The New Hampshire HVDC Support Agreement provides that, if New Hampshire Hydro has, on any Due Date, a Cash Deficiency attributed to a Participant, the Participant absolutely and unconditionally guarantees to pay its Cash Deficiency on demand of Lenders. (The commitment is made in section 19 of that Agreement.) To provide further credit support to New Hampshire Hydro, each Equity Sponsor absolutely and unconditionally guarantees to pay its then Equity share of the Cash Deficiency attributed to any Credit Enhanced Participant (as defined in the New Hampshire HVDC Support Agreement) with respect to any third party debt financing of New Hampshire Hydro that was credit enhanced for such Participant, with such amounts to be paid directly on demand to Lenders, in cash, if for any reason a Credit Enhanced Participant fails to pay when due its Cash Deficiency on demand of Lenders. Each Equity Sponsor agrees that its obligations under this Section shall be continuing, absolute, and unconditional and without the benefit of any defense, claim, set-off, recoupment, abatement, or other right, existing or future, which an Equity Sponsor may have against the Lenders, New Hampshire Hydro, or any other person, and shall remain in full force and effect until all of the obligations of New Hampshire Hydro to the Lenders have been discharged.
Each Equity Sponsor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of any Lender or New Hampshire Hydro or any other Equity Sponsor, protest or notice with respect to this guarantee, and covenants that the obligations contained in this guarantee will not be discharged except by complete performance of the obligations of New Hampshire Hydro to the Lenders.
B.    Notwithstanding any other provision contained herein, each Equity Sponsor’s obligations under this Section 8 shall be limited to its Equity Share of the Cash Deficiency attributed to any Credit Enhanced Participant with respect to any financing of any New Hampshire Hydro that was credit enhanced for such Participant.
C.    In no event shall the several guarantees of the Equity Sponsors attributable to Credit Enhanced Participants for each debt financing of New Hampshire Hydro exceed in the aggregate 35% of the aggregate amount of the obligations relating to such financing, provided that Equity Sponsors having an aggregate of at least 80% of the Equity Shares may agree to exceed such 35% maximum and subject to receipt of any necessary regulatory approvals, such agreement shall be binding on all Equity Sponsors.
D.    In no event shall Equity Sponsors be required to provide guarantees for a Participant with respect to a particular third party debt financing of New Hampshire Hydro if that would result in Credit Enhanced Participants with respect to that and all other outstanding financings of New England Hydro and New Hampshire Hydro having Participating Shares exceeding 35% under the New Hampshire HVDC Support Agreement, provided that Equity Sponsors having an aggregate of at least 80% of the Equity Shares may agree to exceed such 35% maximum and subject to receipt of any necessary regulatory approvals, such agreement shall be binding on all Equity Sponsors.
E.    Each Equity Sponsor shall use its best efforts to obtain and assist others in obtaining all necessary regulatory approvals required for the several guarantees made in this Section.
Section 9.     Acceptance of Participating Shares
A.    In accordance with section 15 of the New Hampshire HVDC Support Agreement, if a Participant that is a Credit Enhanced Participant is terminated by New Hampshire Hydro as a Participant, each Equity Sponsor or its appointee shall be allocated by New Hampshire Hydro its then Equity Share of the Participating Share of such terminated Participant; such allocation to be made as of the date of such termination. Each Equity Sponsor or its appointee shall accept such allocation from New Hampshire Hydro and shall unconditionally and absolutely assume the rights and obligations associated therewith from the date of such allocation. If a Participant that was not also a Credit Enhanced Participant is terminated, then acceptance of any allocation shall be voluntary by any Equity Sponsor or its appointee and shall be in accordance with New Hampshire Hydro’s offer thereof. If required by New Hampshire Hydro, any Equity Sponsor or its appointee assuming rights and obligations under the Massachusetts HVDC Support Agreement shall execute and deliver any documents necessary to effectuate such assumption. If any Equity Sponsor that is the designee of a Participant is unable to deliver these documents to effectuate the assumption, such Equity Sponsor shall take all actions necessary for the Participant that so designated it as an Equity Sponsor to assume such rights and obligations as its appointee.
The appointee of NEES shall be New England Power Company. The appointee(s) of any other Equity Sponsor shall be the Participant(s) for which such Equity Sponsor was acting as a designee. Each Equity Sponsor agrees that if its appointee is allocated a Participating Share under the New Hampshire HVDC Support Agreement, such Equity sponsor shall also allocate to it an equal participating share and support share under the Massachusetts HVDC Support Agreement and New England Power and Boston Edison AC Support Agreements, respectively.
B.    Each Equity Sponsor shall use its best efforts to obtain and assist others in obtaining all necessary regulatory approvals required for performance of its or its appointee’s commitments made in this Section.
Section 10.     Character of Payment Obligations
The obligations of each Equity Sponsor to make payments hereunder, and to perform and observe all other agreements on its part contained herein, are absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (i) any insolvency, composition, bankruptcy, reorganization, arrangement, liquidation or similar proceedings relating to New Hampshire Hydro, New England Power Company, Boston Edison Company, the Equity Sponsor, any other Equity Sponsor, or any affiliate thereof, (ii) any invalidity or unenforceability or disaffirmance by New Hampshire Hydro or any Equity Sponsor of any provision of this Agreement or any failure, omission, delay, or inability of New Hampshire Hydro to perform any of its obligations contained herein, (iii) any amendment, extension, or other change of, or any assignment or encumbrance of any rights or obligations under, this Agreement, or any waiver or other action or inaction, or any exercise or nonexercise of any right or remedy, under or in respect to this Agreement, or (iv) any inability of the Equity Sponsor or any other Equity Sponsor to obtain regulatory approvals for financing its Equity Share of any obligations under this Agreement or for meeting any other obligations under this Agreement, it being the intention of the parties hereto that all amounts payable by each Equity Sponsor in respect of this Agreement shall begin to be payable and shall continue to be payable in all events in the manner and at the time herein provided. In that connection, each Equity Sponsor hereby waives, to the extent permitted by applicable law, any and all rights which it may now have or which may at any time hereafter be conferred upon it, by statute or otherwise, to terminate, cancel, or surrender any of its obligations under this Agreement.
Section 11.     Default
A.    Any of the following events (Events of Default) that occur and are continuing are Events of Default:
(i)    An Equity Sponsors shall fail to pay to New Hampshire Hydro when due any amount which it has agreed to pay under any provision of this Agreement, and such failure shall continue for more than 15 days after written notice thereof has been given to such Equity Sponsor by New Hampshire Hydro; or
(ii)    Any Equity Sponsor shall fail to supply in accordance with the terms hereof any documentation required by New Hampshire Hydro in connection with financing with Lenders by New Hampshire Hydro (for VELCO and MMWEC, this includes documentation for their respective contracting electric systems), and such failure shall continue for more than 30 days after written notice of such failure has been given to such Equity Sponsor by New Hampshire Hydro; or
(iii)    An Equity Sponsor shall fail to perform any other obligation under this Agreement in accordance with the terms hereof, and such failure shall continue for more than 30 days after written notice thereof has been given to such Equity Sponsor or any of its affiliates by New Hampshire Hydro.
(iv)    Any Equity Sponsor shall experience an event of default under the Equity Funding Agreement for New Hampshire Hydro.
B.    If an Event of Default under Section 12A(i) above shall have occurred, New Hampshire Hydro may, by written notice to each Equity Sponsor, request that the nondefaulting Equity Sponsors on a voluntary basis make the overdue payment to New England Hydro, provided that similar voluntary payments are made under the Equity Funding Agreement for New Hampshire Hydro.
C.    New Hampshire Hydro or any Equity Sponsor shall be free to invoke such remedies at law or in equity as may be deemed appropriate against any Equity Sponsor that defaults under this Agreement.
Section 12.     Restrictions on Transfer of Common Stock
Each Equity Sponsor agrees that it will not transfer any or all of its common stock of New Hampshire Hydro to any other person unless such person is an Equity Sponsor or meets the requirements for being an Equity Sponsor under sections 4B or 4C hereof as of the date of such transfer and a similar transfer is made under the Equity Funding Agreement for New Hampshire Hydro.
Section 13.     Dividends on Common Stock
Any Equity Sponsor may direct New England Hydro to withhold the payment of a dividend to such Equity Sponsor and apply such dividend to reduce the current or the next Support Charge payment required to be made under the New Hampshire HVDC Support Agreement by such Equity Sponsor or its appointee.
Section 14.     Restrictions on Dividends. Return of Capital and Repurchase of Common Stock
Any Equity Sponsor which is in default hereunder pursuant to Section 11 is not entitled to receive any amounts from New Hampshire Hydro representing such Equity Sponsor’s then Equity Share of dividends, return of capital, or proceeds from any repurchase of common stock until all amounts (including interest thereon at an annual rate equal to two percent over the current interest rate on prime commercial loans from time to time in effect at the principal office of the First National Bank of Boston) owed by such Equity Sponsor to New Hampshire Hydro have been paid.
Section 15.     Certain Actions of New Hampshire Hydro
A.    New Hampshire Hydro shall not take any of the following actions without prior written approval of Equity Sponsors having at that time at least 80% of the Equity Shares:
(i)    Amend New Hampshire Hydro’s articles of organization or by-laws to adversely affect the rights of the Equity Sponsors as stockholders in a material manner under the Basic Agreements, unless such amendment is required by regulation or law; and
(ii)    Merge, consolidate, or sell all or substantially all of the assets of New Hampshire Hydro not otherwise permitted by the New Hampshire HVDC Support Agreement.
B.    New Hampshire Hydro shall distribute in a timely manner to each Equity Sponsor copies of (a) its annual audited financial statements, (b) notices of all of its directors’ and stockholders’ meetings (including any committees thereof), and (c) minutes of all of its directors’ and stockholders’ meetings.
Section 16.     Miscellaneous
A.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties and shall also be binding, insofar as permitted by law, on any receiver or trustee in bankruptcy, receivership, or reorganization of any party. No assignment of this Agreement shall operate to relieve the assignor of its obligations under this Agreement without the written consent of the parties hereto. Written notice to all parties will be given prior to any assignment hereunder.
Notwithstanding the above, New Hampshire Hydro may collaterally assign this Agreement without the consent of the Equity Sponsors in connection with a third party financing by New Hampshire Hydro.
B.    Right of Setoff. No Equity Sponsor shall be entitled to set off against the payments required to be made by it hereunder (1) any amounts owed to it by New Hampshire Hydro, any affiliate of New Hampshire Hydro, or any other Equity Sponsor, or (2) the amount of any claim by it against New Hampshire Hydro, any affiliate of New Hampshire Hydro, or any other Equity Sponsor. However, the foregoing shall not affect in any other way any Equity Sponsor’s rights and remedies with respect to any such amounts owed to it by New Hampshire Hydro, any affiliate of New Hampshire Hydro, or any other Equity Sponsor or any such claim by it against New England Hydro or any other Equity Sponsor.
C.    Amendments. Any amendments changing the Equity Shares of the Equity Sponsors or the several nature of the obligations and rights of the Equity Sponsors hereunder as specified in Section 6, shall require consent by all parties. In the event that an Equity Sponsor is obligated to acquire Equity Shares hereunder and does not pay for such Shares, then such Shares will not be issued to him and such Equity Sponsor’s Equity Share will be reduced accordingly. All other amendments to this Agreement shall be by mutual agreement of New Hampshire Hydro and Equity Sponsors owning Equity Shares aggregating at least 80%, evidenced by a written amendment signed by New Hampshire Hydro and such Equity Sponsors; and New Hampshire Hydro and all Equity Sponsors shall be bound by any such amendment.
D.    Notices. Except as the parties may otherwise agree, any notice, request, bill, or other communication relating to this Agreement, or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be considered as duly delivered when delivered in person or mailed by registered or certified mail, postage prepaid, to the respective post office address of the other parties shown following the signatures of such other parties hereto, or such other address as may be designated by written notice given as provided in this paragraph D.
E.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.
F.    Other.
(1)    No action, regardless of form, arising out of this Agreement may be brought by any party hereto more than three years after the cause of action has arisen.
(2)    In the event that any clause or provision of this Agreement, or any part thereof, shall be declared invalid or unenforceable by any court having jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining portions of this Agreement.
(3)    All provisions of this Agreement providing for limitation of, or protection against, liability shall apply to the full extent permitted by law, and regardless of fault, and shall survive either termination pursuant to this Agreement or cancellation.
(4)    Each party shall, upon request of another party, execute and deliver any document reasonably required to implement any provision hereof.
(5)    Any number of counterparts of this Agreement may be executed and each shall have the same force and effect as the original.
(6)    This Agreement, with the other Basic Agreements, Preliminary Quebec Interconnection Support Agreement - Phase II, the agreements with Hydro-Quebec regarding Phase II, and the basic agreements covering Phase I shall constitute the entire understanding among the parties and shall supersede any and all previous understandings pertaining to the subject matter of this Agreement.
(7)    Terms defined in the Massachusetts HVDC Support Agreement and the New England Power and Boston Edison AC Support Agreements used in this Equity Funding Agreement shall be incorporated herein as defined in such Agreements unless the context indicates otherwise.
(8)    This Agreement is the act and obligation of the parties hereto in their corporate or governmental capacity, and any claim hereunder against any shareholder, director, officer, employee, or agent of any party, as such, is expressly waived.

IN WITNESS WHEREOF, the signatories have caused this Agreement to be executed by their duly authorized officers or agents.

COMPANY By: Its
Address: XXXXXX XXXXXX

With respect to the Equity Sponsors’ commitments under Section 10 hereof, New England Power Company hereby acknowledges these commitments.

COMPANY By:

ATTACHMENT A
List of Equity Sponsors

New Hampshire Hydro will supply a list of Equity Sponsors as of the date of initial computation and as of each date thereafter that the list changes.

ATTACHMENT B
Forms of the following documentation:
1.    Opinion of Counsel
2.    Certificate
3.    Incumbency and Signature Certificate
4.    Directors’ Vote
[Please note - governmental entities may make appropriate modifications to these documents to reflect that they are not corporations.]

[Form of Opinion of Counsel for Each Utility Participant]
New England Hydro-Transmission
    Electric Company, Inc.;
New England Hydro-Transmission
    Corporation; or
New England Power Company
Gentlemen:
This opinion is furnished in connection with the execution and delivery by                          (the Company) of the following Agreements:                                 .
We have acted as counsel to the Company, one of the Utility Participants, in connection with the execution and delivery of the Basic Agreements. We participated in reviewing and/or drafting the Agreements.
As general [special] counsel to the Company, we are generally familiar with its affairs. [If special counsel is giving the opinion, describe relationship to the Company.] We have reviewed the proceedings taken by the Company in connection with its authorization, execution, and delivery of the Agreements and any documentation supplied by the Company thereunder. We have also examined executed counterparts of the Agreements, have made such other investigation, and have examined such other records and documents, and have made such examination of law and satisfied ourselves as to such other matters as we have deemed relevant and necessary in order to enable us to express the opinions set forth below.
Based upon and subject to the foregoing and to the further qualifications in this opinion, we are of the opinion that:
1.    The Company is a corporation duly organized, validly existing and in good standing under the laws of [the jurisdiction of its incorporation], has the corporate power to own its assets and to transact the business in which it is engaged, and is duly qualified as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification.
2.    The Company has (and in the case of the Agreements at the time of execution and delivery thereof, had) full corporate power, and legal right to execute, deliver and perform the Agreements, and the Company has taken all necessary corporate action to authorize the execution, delivery, and performance by it of the Agreements.
3.    The execution, delivery, and performance by the Company of the Agreements do not (a) contravene the Company’s [charter documents] or by-laws, (b) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, or award known to us by which the Company is bound, (c) violate any indenture, instrument, or agreement known to us by which the Company is bound, or (d) result in or require the creation or the imposition of any lien pursuant to the provisions of any indenture, instrument, or agreement known to us by which the Company is bound.
4.    No authorization, approval, consent, or other action by, and no notice to or filing with, any federal, state, or other governmental authority or regulatory body which has not been obtained or given and is not in full force and effect is required for the valid and lawful execution, delivery, and performance by the Company of the Agreements. [In this connection, to the extent it may be required by law, the approval of the Massachusetts Department of Public Utilities [Connecticut PUC, or other] has been given for the Agreements and the Company’s performance thereunder by order(s) dated                 , which remains in full force and effect.]
5.    The Agreements have each been duly executed and delivered by the Company and constitute the legal, valid, and binding obligations of the Company enforceable against it in accordance with their respective terms.
6.    No action, suit, proceeding, or investigation at law or in equity or by or before any governmental instrumentality or other agency now pending or threatened against or affecting the Company or its property or rights which, if adversely determined, would materially impair the ability of the Company to perform its obligations under the Agreements is known to us.
Our opinion that the Agreements are enforceable, each in accordance with the terms thereof, is qualified to the extent that the enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of creditors and secured parties, and to the further extent that the availability of the remedies of specific enforcement, injunctive relief, or any other equitable remedy is subject to the discretion of the court before which any proceeding therefor may be brought.
Very truly yours,

CERTIFICATE
I, (insert name), the Clerk (or Secretary or other principal recording officer) of (insert name of Utility Participant), a (insert state of organization) (the “Company”) do hereby certify that:
(1)    Attached hereto as Exhibit A is a true and correct copy of a vote duly adopted at a meeting of the Board of
Directors of the Company, duly called and held on             , ____, and that such vote and the authority vested thereby have not been amended or revoked and are still in full force and effect.
(2)    Attached hereto as Exhibit B is a true and correct copy of the Articles of Organization (or other charter documents) of the Company, as amended and in effect as of the date of this Certificate.
(3)    Attached hereto as Exhibit C is a true and correct copy of the By-Laws of the Company, as amended and in effect as of the date of this Certificate.
(4)    The persons (or person) listed on Exhibit D have been duly elected to the offices set forth adjacent to their respective names since the first day of June, 1985, and the signatures adjacent to their respective names are the genuine signatures of said officers.
IN WITNESS WHEREOF, I have placed my hand and the seal of the Company this
         day of             , ____.

By Name: Title:

CONFIRMATION OF INCUMBENCY AND SIGNATURE OF
CLERK, SECRETARY, OR OTHER PRINCIPAL RECORDING OFFICER
I, (name), (title) of the Company, do hereby certify that (name of officer executing certificate) is and at all times subsequent to                 , ____, has been the duly elected (title) of the Company and that the signature adjacent to his (or her) name is the genuine signature of said officer.

By Name: Title:

FORM OF DIRECTORS’ VOTE APPROVING AGREEMENTS

VOTED:
That in connection with this Company’s participation in the Phase II expansion of the proposed interconnection between the New England Power Pool companies and Hydro-Quebec, the execution and delivery on behalf of this Company by                         , President, of the following agreements: (being collectively referred to in this vote as “Agreements”) copies of which Agreements have been presented at this meeting, are hereby authorized, approved, ratified, and confirmed, and that the officers of this Company are further authorized severally to take any and all such further actions including the execution and delivery of such further documents, as such officers or any of them may deem necessary or appropriate in connection with the actions and documents authorized by this vote.

ATTACHMENT C
Subscription Process for Determining
Equity Shares under Section 5(B)
After allocation of 51% of the Equity Shares to NEES pursuant to Section 5(B)(1), the Equity Shares shall be allocated to Equity sponsors other than NEES as follows:

(a)
Each other Equity Sponsor shall be entitled to a pro rata share of the remainder based on the Participating Share of such Equity Sponsor or the Participant(s) that has designated it as an Equity Sponsor as a percentage of Participating Shares of all other Equity Sponsors or such Participants as shown in the Massachusetts HVDC Support Agreement. For the purpose of this calculation, the Participating Share of each Equity Sponsor designated by VELCO shall be deemed to be a pro rata share of VELCO’s Participating Share based on the ratio of such Equity Sponsor’s 1980 kwh load to the aggregate 1980 kwh load of all Equity Sponsors designated by VELCO.

(b)	Upon execution of this Agreement, each other Equity Sponsor may subscribe for more or less than its share under (a) above.

(c)
Upon execution of this Agreement, each other Equity Sponsor may specify a maximum limit on its share of such remainder that would apply to any allocations made on or before June 1, 1986 or such later deadline date as is fixed pursuant to Section 2 hereof.

(d)
If there are no undersubscriptions or oversubscriptions under (b) above or if the sum of the shares under (a) or (b) above for all Equity Sponsors equals 100% of such remaining shares, then each Equity Sponsor shall have a share as determined under (a) or (b) above. (For the purposes of this attachment, oversubscription shall mean, with respect to any Equity Sponsor, a subscription under (b) above of more than its share under (a) above. For the same purposes, undersubscription shall mean, with respect to any Equity Sponsor, a subscription under (b) above of less than its share under (a) above. The amount of such oversubscription shall be equal to (b) minus (a) and the amount of such undersubscription shall be equal to (a) minus (b).)

(e)
If there are undersubscriptions but not oversubscriptions or if there are oversubscriptions but no undersubscriptions, then each Equity Sponsor shall have a share as determined under (a) above; provided, however, that no Equity Sponsor shall be allocated more than its specified limit under (c) above. If the sum of all shares heretofore allocated is less than 100%, any remaining share shall be allocated to all Equity Sponsors that have received shares less than their limits under (c) above, pro rata by the difference between their limits under (c) above and their shares as heretofore allocated.

(f)
If the net result of subtracting the aggregate amount of all undersubscriptions from the aggregate amount of all oversubscriptions is greater than zero, the aggregate amount of all oversubscriptions must be reduced to the aggregate amount of all undersubscriptions. This amount shall be referred to as the total permitted amount of oversubscriptions. Each oversubscriber shall initially be allocated a share of the total permitted amount of oversubscriptions (pro rata by the Participating Shares of the oversubscribers or their designators as shown in the Massachusetts HVDC Support Agreement); provided that no oversubscriber shall be allocated more than its requested amount under (b) above. Any remaining unallocated portion of the total permitted amount of oversubscriptions shall be allocated to all oversubscribers that have not yet reached their requested amount under (b) above pro rata by the differences between their requested shares under (b) above and their shares as heretofore allocated.

(g)
If the net result of subtracting the aggregate amount of all oversubscriptions from the aggregate amount of all undersubscriptions is greater than zero, the aggregate amount of all undersubscriptions must be reduced to the aggregate amount of all oversubscriptions. This amount shall be referred to as the total permitted amount of undersubscriptions. The total permitted amount of undersubscriptions shall be allocated to the undersubscribers pro rata by the amounts of their undersubscriptions; provided, however, that no Equity Sponsor shall be allocated more than its specified limit under (c) above. If the sum of all shares heretofore allocated is less than 100%, any remaining share shall be allocated to all Equity Sponsors that have received shares less than their limits under (c) above, pro rata by the difference between their limits under (c) above and their shares as heretofore allocated.

(h)
If Equity Shares are required to be changed pursuant to subpart (i) or (ii) of Section 5(a), this reallocation shall be accomplished in accordance with this Attachment G on the basis of the subscriptions initially made under (b) and the maximum limits specified under (c) by each continuing Equity Sponsor, and giving effect to the termination of any Equity Sponsor pursuant to said subpart (i) or (ii).

CONFORMED
AMENDMENT NO. 1
TO
PHASE II MASSACHUSETTS TRANSMISSION
FACILITIES SUPPORT AGREEMENT
This Amendment, dated as of May 1, 1986, is between New England Hydro-Transmission Electric Company, Inc. (New England Hydro), and the New England utilities listed in Attachment A to the Phase II Massachusetts Transmission Facilities Support Agreement, dated as of June 1, 1985 (the “Massachusetts DC Support Agreement”), and amends the Massachusetts DC Support Agreement as hereinafter provided.
In consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the provision of Section 20H of the Massachusetts DC Support Agreement, it is hereby agreed as follows:
1.    Certain terms defined in the Massachusetts DC Support Agreement are used herein with the meanings there provided.
2.    Attachments A and F of the Massachusetts DC Support Agreement are hereby deleted and replaced with the Attachments A and F attached hereto.
3.    This Amendment shall become binding upon New England Hydro and the Participants-when it has been executed by New England Hydro and Participants owning Participating Shares aggregating at least 66-2/3%.
4.    Any number of counterparts of this Amendment may be executed, and each shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument.

IN WITNESS WHEREOF, the signatories have caused this Amendment to be executed by their duly authorized officers or agents.

COMPANY By: Its
Address: XXXXXX XXXXXX

MA-5/29/86
ATTACHMENT A

If any participant does not receive required consents, waivers, regulatory approvals, or other actions of governmental authorities within the time period required by this Agreement, the listing of Participants and 1980 kilowatthour load will be appropriately modified.

Participant	1980 Kilowatthour Load

Fitchburg Gas and Electric Light Co.	369,055,118
The United Illuminating Company	4,715,078,120
New England Power Company (NEP)	15,444,975,840	(a), (d)
Bangor Hydro-Electric Company	1,305,625,118
Canal Electric Company	3,227,553,000
Public Service Company of New Hampshire	5,043,242,871
Central Maine Power Company	6,053,571,000
Vermont Electric Power Company	3,262,098,200
Boston Edison Company (Edison)	9,531,773,000	(c), (d)
City of Chicopee Municipal Lighting Plant	279,273,169
The Connecticut Light and Power Company	16,002,437,000
Western Massachusetts Electric Company	3,252,432,000
Holyoke Water Power Company	106,905,000
Holyoke Power and Electric Company	0
Newport Electric Corporation	382,745,000
Montaup Electric Company	3,096,872,000	(b)
Connecticut Municipal Electric Energy Cooperative	718,177,538
Massachusetts Municipal Wholesale Electric Company (MMWEC)	483,576,000	(c), (f)
Taunton Municipal Lighting Plant	307,460,361
UNITIL Power Corp.	609,873,261	(e)
Town of Peabody Municipal Light Plant	245,010,000	(f)
Town of Holden Municipal Light Department	63,676,000	(f)
Hudson Light and Power Department	127,808,000	(f)
Town of Middleborough Gas and Electric Department	92,081,000	(f)
Town of Braintree Electric Light Department	267,289,000	(f)
Town of Hingham Municipal Lighting Plant	103,929,000	(f)
Town of Boylston Municipal Light Department	17,324,000	(f)
Town of North Attleborough Electric Department	93,816,000	(f)
Town of Wakefield Municipal Lighting Department	107,609,000	(f)
City of Westfield Gas & Electric Light Department	219,026,000	(f)
Town of Danvers Electric Department	206,806,000	(f)
Town of West Boylston Municipal Lighting Plant	43,974,000	(f)
City of Holyoke Gas & Electric Light Department	214,448,000	(f)
Town of Reading Municipal Light Department	401,795,000	(f)
Town of Concord Municipal Light Plant	0	(c), (f)
Town of Groton Electric Light Department	22,908,000	(f)
Princeton Municipal Light Department	7,130,000	(f)
Town of Shrewsbury Electric Light Department	146,303,000	(f)
Town of Sterling Municipal Electric Department	24,510,000	(f)
Town of South Hadley	99,981,000	(f)

(a)    Includes New Hampshire retail 1980 kilowatthour load of 434,290,243.
(b)    The amount shown for Montaup Electric Company includes the load of the other members of the Eastern Utilities Associates system.
(c)    (1) Concord Municipal Light Plant has elected to be a direct signatory to this Agreement. However, if it does not receive required consents, waivers, regulatory approvals, or other actions of governmental authorities within the time period required, Concord will be grouped with MMWEC. (2) As of June 1, 1985, Concord continues to be a full requirements customer of Edison. At such time as Concord ceases to be a full requirements customer of Edison, for purposes of this Agreement, either Concord oz MMWEC, whichever is appropriate, shall have an additional Participating Share equal to 1.087% of Edison’s initial Participating Share (based on a 1980 Kwh load of 103,629,000 Kwh for Concord) and Edison’s Participating Share shall be reduced by such amount.
(d)    The 1980 Kilowatthour loads shown for Boston Edison Company and New England Power Company have been adjusted to reflect the current status of Norwood as a full requirements customer of New England Power Company.
(e)    The amount shown for UNITIL Power Corp. represents the 1980 kilowatthour load of its affiliates, Concord Electric Company and Exeter & Hampton Electric Company.
(f)    The amount shown for any of these municipal utilities will be added to MMWEC’s amount if such municipal (i) does not receive the required consents, waivers, regulatory approvals, or other actions of governmental authorities within the time period required by this Agreement, and (ii) elects at that time to be grouped with MMWEC.

5/29/86
ATTACHMENT F
As a result of the support arrangements for building, owning, and financing the Transmission Facilities, Equity Sponsors have provided credit support for the project in excess of their Participating Shares. This enhances New England Hydro’s ability to finance the project. As compensation to Equity Sponsors for providing this additional credit support, a Credit Enhancement Charge, as calculated in connection with each debt financing is required to be paid by each Credit Enhanced Participant which has its credit enhanced for such debt financing. The status of a Participant as a Credit Enhanced Participant that receives credit enhancement or not will be determined in connection with, and as of the date of commitment for, each debt financing, including any construction financing, in accordance with Section 1 hereof, and the Credit Enhancement Charge will be determined with respect to each such financing and will continue to be paid as long as the financing is outstanding and as long as any accrued unamortized Credit Enhancement Charges for said Participant remain outstanding.
An “investment grade” Participant is defined in this Agreement as a Participant which has outstanding junior long-term debt securities which have qualified debt ratings by two of the three major rating agencies. An “investment grade” Participant is also defined as a Participant which has a Participating Share of four-tenths of one percent (0.4%) or less and which has outstanding junior long-term debt securities having a rating from only one of the three major rating agencies with that rating being a qualified debt rating. (For these purposes, the outstanding junior long-term debt securities of a Participant shall mean (i) its outstanding long-term debentures, or (ii) if no long-term debentures are outstanding, its most junior outstanding long-term mortgage or revenue bonds, or (iii) if no long-term debentures, mortgage bonds or revenue bonds are outstanding, its most junior outstanding long-term debt.)’- “Qualified debt ratings” are defined as a minimum rating-of Baa3 by Moody’s Investors Service, BBB- by Standard & Poor’s Corporation and D&P 10 by Duff & Phelps, Inc.
Any “substitute credit enhancement” shall mean, with respect to any New England Hydro debt financing, including any construction financing (i) a letter of credit from a commercial bank having capital, surplus, and undivided profits of at least $250 million and a credit rating of “AA” or better in form and substance Satisfactory to New England Hydro or (ii) a credit support that is equivalent to (i) above which •is satisfactory in form and substance to New England Hydro, or (iii) a guarantee from an Equity Sponsor which at that time the guarantee is made satisfies the requirements to be an Equity Sponsor as set forth in section 4 of the Equity Funding Agreements; provided that such enhancement is irrevocable until the final maturity of such debt financing, including any optional extensions thereof. The first time that a Participant supplies substitute credit enhancement under this Agreement or under the Phase II New Hampshire Facilities Support Agreement, the substitute credit enhancement shall also cover such Participant’s share of the debt obligations of New England Power Company and Boston Edison Company relating to their respective AC Facilities and the term of such credit enhancement shall extend for the full term of the then remaining depreciation period for the AC facilities supported under such AC Facilities Support Agreements.
The principal amount of such substitute credit enhancement shall equal that Participant’s Participating Share of the maximum amount of obligations under such New England Hydro debt financing plus, if not already provided in connection with any other debt financing of New England Hydro or New Hampshire Hydro, that Participant’s Participating Share of the maximum amount of debt obligations of New England Power Company and Boston Edison Company relating to the AC Facilities as determined by New England Power and Boston Edison, respectively.
For any substitute credit enhancement that covers that Participant’s Participating Share of the debt obligations of Boston Edison Company and New England Power Company relating to the AC Facilities, such substitute credit enhancement shall provide for direct payment to New England Power and Boston Edison, respectively, of the amounts included therein for covering such debt obligations.
The Credit Enhancement Charge (E) for each Participant that has its credit enchanced is a dollar value determined monthly for each Credit Enhanced Participant by the following formula:

F =	the Credit Enhancement Change for each New England Hydro debt financing that is credit enhanced for the Participant.

i =	a number from 1 to n representing each of New England Hydro debt financings.

n =	total number of such financings.

G =	the Participant’s Participating Share (in percent)

H =	the maximum outstanding amount of New England Hydro debt during the month which was credit enhanced for such Participant

I =	debt premium (in percent) for the Credit Enhanced Participant as shown in the following table:

Participant’s Debt Rating*	I(%)

Below B3 or not rated	7.57
B3	5.32
B2	4.82
B1	4.32
Ba3	3.82
6a2	3.32
Ba1	2.82

* Debt rating shall be the lower of the two highest ratings assigned to the Participant’s outstanding junior long-term debt securities by Moody’s, Standard and Poor’s, and Duff & Phelps, converted to a Moody’s equivalent as measured at the commitment date of such New England Hydro debt financing. If the Participant has a Participating Share of four tenths of one percent (0.4%) or less and has only one debt rating, then the debt rating for such Participant shall be that rating converted to a Moody’s equivalent as measured at the commitment date of such New England Hydro debt financing.

J =	an amount calculated as follows:
During the period from the Effective Date to the Date of Full Support Payment, J shall equal O and the Credit Enhancement Charge calculated during such period pursuant to the above formula shall be accrued for each Participant during such period with interest calculated at New England Hydro’s AFDC rate. After the Date of Full Support Payment, such previously accrued amount for such Participant shall be treated as if it represented additional investment in the Transmission Facilities relating only to such Participant. As a result J shall include monthly amounts attributable to such Participant (whether or not it continues to be a Credit Enhanced Participant after the Date of Full Support Payment and whether or not the debt being enhanced continues to be outstanding) representing amortization of such previously accrued amount (with amortization over the period that the investment in the Transmission Facilities is being amortized) plus one-twelfth of the composite percentage (as defined in Section 12 hereof) times the unamortized accrued amount plus a provision for income taxes.

CONFORMED
AMENDMENT NO.2
TO
PHASE II NEW HAMPSHIRE TRANSMISSION
FACILITIES SUPPORT AGREEMENT
This Amendment, dated as of February 1, 1987, is between New England Hydro-Transmission Electric Company, Inc. (New England Hydro), and the New England utilities listed in Attachment A to the Phase II New Hampshire Transmission Facilities Support Agreement, dated as of June 1, 1985, as amended by Amendment No. 1 dated as of May 1, 1986 (the “New Hampshire DC Support Agreement”), and amends the New Hampshire DC Support Agreement as hereinafter provided.
In consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the provision of Section 20H of the Massachusetts DC Support Agreement, it is hereby agreed as follows:
1.    Certain terms defined IA the New Hampshire DC Support Agreement are used herein with the meanings there provided.
2.    Attachment D of the New Hampshire DC Support Agreement is hereby deleted and replaced with the following Attachment D:
“ATTACHMENT D
1.    “Return on Equity” shall be the return on equity on file with the FERC and in effect under the Federal Power Act. Any filing of a return on equity by New Hampshire Hydro shall be subject to Section 2 of this Attachment D or, if Section 2 is not accepted by the FERC, then any such filing shall be subject to Section 3 of this Attachment D.
2.    New Hampshire Hydro shall request from the FERC a rate of return on equity determined by the applicable formula in Section 4 of this Attachment D. In February of each year following the initial filing of this Agreement with the FERC, New Hampshire Hydro shall file with the FERC a revised Exhibit 1 to this Attachment D, reflecting a new “Y” for the initial formula in Section 4, below. The value of “Y” shall be added to the fixed 1.9% value of “P”, which represents a levelized premium over the life of the project to reflect the unique risks of the project in addition to the risks encountered by a typical utility. New Hampshire Hydro shall request that the revised Exhibit 1 be made effective on February 1, of the calendar year in which the filing is made, without suspension. Each Participant agrees not to intervene in opposition to a change in “Y” filed by New Hampshire Hydro in accordance with this Section 2.
3.    If Section 2 of this Attachment D is not accepted by the FERC, New Hampshire Hydro shall from time to time request from the FERC a specific rate of return on equity. Each Participant agrees not to intervene in opposition to a request for a rate of return on equity filed by New Hampshire Hydro on or before the tenth anniversary of the Date of Full Support Payment if such rate is equal to or lower than the rate that would have been determined under the applicable provision of such Section 4. Nothing in this Section 3 shall affect (i) the right of New Hampshire Hydro to request a rate of return on equity greater than that determined in accordance with such Section 4, or (ii) the right of any Participant to intervene in opposition to any such request.
4.    The formula for the rate of return on equity referred to in Section 2 or Section 3 of this Attachment 0, whichever is accepted by the FERC, shall be as follows:
R = Y + P
where:

R =	the requested return on equity;

Y =	the FERC generic return on equity in effect for filings made as of the date of the filing as set out in Exhibit 1 to this Attachment D;

P =	1.9, which represents a levelized premium to adjust the FERC generic return-for the unique risks of the project in addition to the risks encountered by a typical utility.
The following is a sample calculation of the Return on Equity as of February through April 1987:

R =	11.2 + 1.9 - 13.1%
Application of this formula at this time thus yields an initial Return on Equity of 13.1%.
In the event that the FERC generic return on equity is no longer published for rate making purposes, then the following formula shall be used to determine “Y” in the above formula:
Y= A+B+C+D
where:

(i)	A = Weighted average return on the average of three money market indicators

A =     .25(E + F + G) + .75(H + I + J)
     3
where:

E =	The most recently available yield to maturity for Moody’s “A” rated Public Utility Bonds.

F =	The most recently available yield for 10 year Constant Maturity Treasury Bonds.

G =	The most recently released figure for the annualized increase in the United States GNP price deflator.

H =	The average yield to maturity for the most recently available 36 month period for Moody’s “A” rated Public Utility Bonds4„

I =	The average yield for 10 year Constant Maturity Treasury Bonds for the most recently available 36 month period.

J=	The average of the annualized percentage increases in the United States GNP price deflator for the most recent 36 month period.

(ii)	B = The average equity premium required for utility stocks over the past 20 years.
B = K - L+M+N
             3
where:

K =
the average for the most recent 20 years of the sum of (i) the average annual yield for Moody’s Electric Utility Common Stock, plus (ii) the ten year growth in dividends per share for such group of electric utilities.

L =	the average for the most recent 20 years of yields to maturity for Moody’s “A” rated Utility Bonds.

M =	The average for the most recent 20 years of the yield on en year constant maturity treasury bonds.

N =	The average for the most recent 20 years of the average annual percentage change in the United States GNP price deflator.

(iii)	C = issuance _________ common equity
C    .05(A + B)

(iv)	D = a dilution allowance to compensate the Equity Sponsors of New Hampshire Hydro for sale of common shares at a market price below book value
D =    a percentage from 0 to 1 determined on a straight tine basis where 1 represents the weighted average of the common shares of the Equity Sponsors of New Hampshire Hydro selling at 30% below book and 0 represents those shares selling at book value. Such weighted average shall be calculated by weighting the market to book ratio of each Equity Sponsor by its respective equity ownership share in New Hampshire Hydro. This percentage shall be calculated semiannually as of January 1 and July 1 of each year until the Transmission Facilities goes into commercial operation. Each calculation shall cover the period beginning as of January 1 in the year this Agreement is dated as of and ending as of the date of the calculation. Book value is the average month end book value during a calculation period, and market price is the average of each quarters high and low market price during calculation period. The calculation made as of January or July next preceding the date of commercial operation of the Transmission Facilities will be the percentage used thereafter until the end of the term of this Agreement.
Should any of the indices used in calculating the values of A and B be discontinued, or should the underlying basis for the calculations in any of these indices be modified, New Hampshire Hydro may substitute a substantially similar index for such discontinued or modified index.
Recognizing that this is a long-term contract and that money market conditions can drastically change over time, New England Hydro retains the option, if the above formulae produce for two consecutive months a number lower than the arithmetic average of the return on common equity approved within the last twelve months by regulatory COMMISSIONS having jurisdiction over rates for each of the investor owned public electric utilities as reported in the publication “Argus Utility Scope Regulatory Service - Returns Authorized” to use such average return as the Return on Equity. In the event this publication is no longer currently available, New Hampshire Hydro will use a substantially similar publication which is available.

EXHIBIT 1 TO ATTACHMENT D

In determining the Return on Equity in accordance with the formula set out in Section 4 of Attachment D, the value of “Y” shall be _______%. Applying this value of “Y” in the formula and adding it to the fixed 1.9% value of “P”, which represents a levelized premium over the life of the project, yields a Return on Equity of ________%.”

3.    Section 6 is hereby amended by inserting in item (ix) of the second paragraph thereof after the words “debt financing” the following:
“or any other financial arrangements”
4.    Section 12 of the Hampshire DC Support Agreement is hereby amended by deleting the seventh paragraph thereof and substituting the following:
“‘Return on Equity’ shall be determined in accordance with Attachment D.”
5.    Section 12 of the Hampshire DC Support Agreement is hereby amended by adding the following sentence to the end of the fourth paragraph thereof:
“The allowance for state and federal income taxes included in operating expenses shall include a provision for taxes on dividends received by stockholders, calculated at the then current statutory rate for corporate stockholders.”
6.    This Amendment shall become binding upon New Hampshire Hydro and the Participants when it has been executed by New Hampshire Hydro and Participants owning Participating Shares aggregating at least 66-2/3%.
7.    Any number of counterparts of this Amendment may be executed, and each shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument.

IN WITNESS WHEREOF, the signatories have caused this Amendment to be executed by their duly authorized officers or agents.

COMPANY By: Its President Address: XXXXXXXXXX XXXXXXXXXX

CONFORMED
AMENDMENT NO. 3
TO
PHASE II NEW HAMPSHIRE TRANSMISSION
FACILITIES SUPPORT AGREEMENT
This Amendment, dated as of June 1, 1987, is between New England Hydro-Transmission Corporation (New Hampshire Hydro), and the New England utilities listed in Attachment A to the Phase II New Hampshire Transmission Facilities Support Agreement, dated as of June 1, 1985, as amended by Amendment No. 1 dated as of May 1, 1986, and Amendment No. 2, dated as of February 1, 1987, (the “New Hampshire DC Support Agreement”), and amends the Massachusetts DC Support Agreement as hereinafter provided.
In consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the provision of Section 20H of the New Hampshire DC Support Agreement, it is hereby agreed as follows:
1.    Certain terms defined in the New Hampshire DC Support Agreement are used herein with the meanings there provided.
2.    Attachment D of the New Hampshire DC Support Agreement is hereby revised by deleting the last sentence of paragraph 2 thereof and by deleting the second and third sentences of paragraph 3 thereof.
3.    This Amendment shall become binding upon New Hampshire Hydro and the Participants when it has been executed by New Hampshire Hydro and Participants owning Participating Shares aggregating at least 66-2/3%.
4.    Any number of counterparts of this. Amendment may be executed, and each shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument.
IN WITNESS WHEREOF. the signatories have caused this Amendment to be executed by their duly authorized officers or agents.

COMPANY By: Its President Address: XXXXXXXXXX XXXXXXXXXX

CONFORMED
AMENDMENT NO. 4
TO
PHASE II NEW HAMPSHIRE TRANSMISSION
FACILITIES SUPPORT AGREEMENT
This Amendment, dated as of September 1, 1987, is between New England Hydro-Transmission Electric Corporation (New Hampshire Hydro), and the New England utilities listed in Attachment A to the Phase II New Hampshire Transmission Facilities Support Agreement, dated as of June 1, 1985, as amended by Amendment No. 1 dated as of May 1, 1966, Amendment No. 2, dated as of February 1, 1987, and Amendment No. 3, dated as of June 1, 1987, (the “New Hampshire DC Support Agreement”), and amends the New Hampshire DC Support Agreement as hereinafter provided.
In consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the provision of Section 20H of the Massachusetts DC Support Agreement, it is hereby agreed as follows:

1.	Certain terms defined in the New Hampshire DC Support Agreement are used herein with the meanings there provided.

2.	Section 1 is hereby amended by adding the following clause to the end of the last sentence of the thirteenth paragraph thereof:
“; provided, however, that New Hampshire Hydro shall be under no obligation to so limit its equity investment in the event that, after the Date of Full Support Payment (as defined in Section 13) the term of its debt financing or other financing arrangements is less than ten years”.

3.	Section 12 is hereby deleted and replaced with the following Section 12.
Section 12. Support Charge
Commencing in the month of the Date of Full Support Payment (as defined in Section 13) and in each month thereafter, each Participant shall pay in accordance with Section 13 its Participating Share of a monthly Support Charge in an amount determined in accordance with this Section 12, plus a credit enhancement charge calculated in accordance with Attachment F. The Support Charge shall be equal to New Hampshire Hydro’s total cost of service related to the Transmission Facilities for such month.
The “total cost of service related to the Transmission Facilities” for any month commencing with the month in which the Date of Full Support Payment occurs shall be the sum of (a) New Hampshire Hydro’s operating expenses for such month with respect to the Transmission Facilities, plus (b) an amount equal to one-twelfth of the composite percentage for such month times the average net rate base for the Transmission Facilities, less (c) investment earnings of the Debt Service Fund, as defined in Section 18, realized by New Hampshire Hydro, less (d) any other income received by New Hampshire Hydro resulting from costs or rate base supported by the Participants other than income received pursuant to (a), (b), or (c) above or Credit Enhancement Charges and other income allocated to Equity Sponsors elsewhere under this Agreement. If a Support Charge payment under Section 13 is to be calculated from a date other than the first day of a month, an appropriate proration of the amount determined in (b) above shall be made for such payment only.
“Uniform System” shall mean the appropriate Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission (FERC) for Public Utilities and Licensees, as from time to time in effect.
New Hampshire Hydro’s “operating expenses” shall include all amounts related to the Transmission Facilities and properly chargeable to expense accounts less any applicable credits thereto. in accordance with the Uniform System, including but not limited to operation and maintenance expense such as rent on leased property and administrative and general expenses, state and Federal income and franchise taxes, property taxes, payroll taxes, any other taxes not based on income, and depreciation and/or amortization expense; it being understood that for purposes of this Agreement depreciation and/or amortization shall be at a rate sufficient to recover the investment in the Transmission Facilities (including estimated cost of removal less any salvage value which salvage value, for the purpose of calculating such depreciation or amortization, will not exceed the amount of cost of removal) over the shorter of: (i) the estimated remaining useful life of the Transmission Facilities as determined by New Hampshire Hydro or (ii) the term of New Hampshire Hydro’s debt financings or other financing arrangements related to the Transmission Facilities, adjusted for multiple maturities and repayment schedules, unless the term of such financing or other financing arrangements is les* than ten years in which case such term shall, for purposes of this subpart (ii), be deemed to be ten years from the Date of Full Support Payment; and it also being understood that rents on leased property shall include the rental of property or property rights related to the Transmission Facilities from any Participant with rent based on book value. In addition, each Participant will pay to New England Power Company and Public Service Company of New Hampshire, for the benefit of their respective customers, such Participant’s Participating Share of a monthly charges of $268,000 and $41,300, respectively, to compensate New England Power and Public Service Company for the lost capacity on their respective New Hampshire rights-of-way, provided however that no such charges shall be paid to New England Power or Public Service Company during such time as construction or operation is suspended on account of a defect in title for such rights-of-way. The allowance for state and Federal income taxes included in operating expenses shall reflect the normalization of timing differences and the flow through of permanent differences between book income and tax income. New Hampshire Hydro as the tax owner of the Transmission Facilities, will be entitled to the benefits and subject to the burdens of such ownership for tax purposes. The allowance for state and Federal income taxes included in operating expenses shall include a provision for taxes on dividends received by stockholders, calculated at the then current statutory rate for corporate stockholders.
The “investment in the Transmission Facilities” shall be the aggregate amount incurred at any time either before or after commercial operation of the Transmission Facilities which relates to the Transmission Facilities and is properly chargeable to New Hampshire Hydro’s utility plant accounts in accordance with the Uniform System. The investment in the Transmission Facilities shall also include operating expenses incurred prior to the month in which the Date of Full Support Payment occurs and an allowance for funds used during the period prior to the Date of Full Support Payment (AFDC) accrued on the investment in the Transmission Facilities. The AFDC rate shall be calculated pursuant to the last FERC approved AFDC formula including in construction work in progress all investment in the Transmission Facilities prior to the Date of Full Support Payment and using 14 percent as the return on equity for such calculation.
“Composite percentage” shall be computed as of the last day of each month (the “computation date”). “Composite percentage” as of a computation date shall be the sum of (i) Return on Equity then in effect multiplied by the percentage which equity investment as of such date is of the total capital as of such date; plus (ii) the average monthly effective interest rate per annum of each principal amount of indebtedness outstanding on such date for money borrowed, whether long term or short term, multiplied by the percentage which each such principal amount is of total capital as of such date. The effective interest rate shall take into. account premiums, discounts, fees, and other costs that are related to the indebtedness.
“Return on Equity” shall be the return on equity on file with the FERC and in effect under The Federal Power Act.
“Equity investment” as of any date shall consist of the sum of (i) all amounts theretofore paid to New Hampshire Hydro for all capital stock theretofore issued, plus all capital contributions, less the sum of any amounts paid by New Hampshire Hydro in the form of stock retirements, repurchases or redemptions or return of capital including liquidating dividends; plus (ii) any credit balance in the capital surplus account not included in (1) and any credit balance in the earned surplus (retained earnings) account on the books of New England Hydro as of such date.
“Total capital” as of any date shall be the equity investment plus the total of all indebtedness then outstanding for money borrowed.
From the Date of Full Support Payment until the first to occur of June 30 or December 31 thereafter, the “average net rate base” for the Transmission Facilities shall be the average of the net rate base determined as of the Date of Full Support Payment and the first to     occur of June 30 or December 31 thereafter. Thereafter, for subsequent months of January through June, average net rate base shall be the average of the net rate base as of the preceding December 31 and the following June 30. For other months, average net rate base shall be the average of the net rate base as of the preceding June 30 and the following December 31. The “net rate base” shall consist of (i) the investment in the Transmission Facilities, less (ii) the amount of any accumulated provision for depreciation and amortization related to the investment in the Transmission Facilities, less (or plus) (iii) the amount of any reserve for deferred income taxes received (or paid) by New Hampshire Hydro, such deferred income taxes to include deferred income taxes due to accelerated depreciation, construction tax benefits, and any other book/tax timing differences related to the Transmission Facilities, less (iv) the amount of any unamortized investment tax credits (ITC), plus (v) such allowances related to the Transmission Facilities for materials and supplies, prepaid items and cash working capital as may from time to time by determined by New Hampshire Hydro, as reasonably necessary and in accordance with accepted utility accounting practice, plus (vi) the amounts held in the Debt Service Fund, as described in Section 18. New Hampshire Hydro shall normalize ITC over the depreciation and/or amortization period relating to the Transmission Facilities. Any allowance for cash working capital shall be limited to that not sufficiently recovered through the use of estimated billing for the current month.
[End of Section 12]

4.	The New Hampshire DC Support Agreement is hereby amended by adding the following Section 21:
Section 21. Refund of Gain on Sale or Other Disposition of Transmission Facilities
In the event that any of the Transmission Facilities are sold or otherwise disposed of during the term of this Agreement, if the Net Proceeds (defined as the amount received from such sale or disposition less all costs relating to or resulting from such sale or disposition, including without limitation any income taxes relating to or resulting from such sale or disposition, any premiums and penalties incurred because of the early retirement of any indebtedness associated with the sold or disposed of Transmission Facilities, and any costs of total or partial demolition of the sold or otherwise disposed of Transmission Facilities) from such sale or disposition exceed the greater of (i) the investment in the entire Transmission Facilities (less any depreciation and amortization to the date of sale or disposition) or (ii) the then total capital of New Hampshire Hydro (as defined in Section 12), New Hampshire Hydro shall (a) refund to the then current Participants. in proportion to their then current Participating Shares, any such excess, and (b) credit to the accumulated provision for depreciation and amortization related to the investment in the Transmission Facilities the investment in the entire Transmission Facilities (less any depreciation and amortization to the date of sale or disposition). The total capital of New Hampshire Hydro, for the purposes of this section, may exceed .the investment in the entire Transmission Facilities (less any depreciation and amortization to the date of sale or disposition) due to (1) any reserve for deferred income taxes paid by New England Hydro or (2) for other reasons related to the investment in the Transmission Facilities. If the Net Proceeds do not exceed the greater of (i) or (ii) above, the Net Proceeds will be credited to the accumulated provision for depreciation and amortization related to the investment in the Transmission Facilities in lieu of payment to the Participants. The Participants agree to flow through any such refunds to their customers and shall seek any necessary regulatory approvals to reflect in their rates any such refunds and the effect of any such credits to the accumulated provision for depreciation and amortization related to the investment in the Transmission Facilities; except that to the extent that a Participant’s customers’ rates have not reflected all or a portion of that Participant’s share of the costs of the Transmission Facilities, then that Participant agrees that a complete flow-through of such refunds may not be appropriate and that particular Participant shall seek any necessary regulatory approvals for the appropriate disposition of an appropriate portion of such refunded amounts or credits.
[End of Section 21]

5.	Attachment D of the New Hampshire DC Support Agreement is hereby deleted.

6.	Attachment F of the New Hampshire DC Support Agreement is hereby deleted and replaced with the following Attachment F:

ATTACHMENT F
As a result of the support arrangements for building, owning, and financing the Transmission Facilities, Equity Sponsors have provided credit support for the project in excess of their Participating Shares. This enhances New Hampshire Hydro’s ability to finance the project. The status of a Participant as a Credit Enhanced Participant that receives credit enhancement or not will be determined in connection with, and as of the date of commitment for, each debt financing, including any construction financing, in accordance with Section 1 hereof, and the Credit Enhancement Charge will be determined with respect to each such financing and will continue to be paid as long as the financing is outstanding and as long as any accrued unamortized Credit Enhancement Charges for said Participant remain outstanding.
An “investment grade” Participant is defined in this Agreement as a Participant which has outstanding junior long-term debt securities which have qualified debt ratings by two of the three major rating agencies. An “investment grade” Participant is also defined as a Participant which has a Participating Share of four-tenths of one percent (0.4%) or less and which has outstanding junior long-term debt securities having a rating from only one of the three major rating agencies with that rating being a qualified debt rating. (For these purposes, the outstanding junior long-term debt securities- of a Participant shall mean (i) its outstanding long-term debentures, or (ii) if no long-term debentures are outstanding, its most junior outstanding long-term mortgage or revenue bonds, or (iii) if no long-term debentures, mortgage bonds or revenue bonds are outstanding, its most junior outstanding long-term debt.) “Qualified debt ratings” are defined as a minimum rating of Baa3 by Moody’s Investors Service, BBB- by Standard & Poor’s Corporation and D&P 10 by Duff & Phelps, Inc.
Any “substitute credit enhancement” shall mean, with respect to any New Hampshire Hydro debt financing, including any construction financing (i) a letter of credit from a commercial bank having capital, surplus, and undivided profits of at least $250 million and a credit rating of “AA” or better in form and substance satisfactory to New Hampshire or (ii) a credit support that is equivalent to (i) above which is satisfactory in form and substance to New Hampshire Hydro, or (iii) a guarantee from an Equity Sponsor which at that time the guarantee is made satisfies the requirements to be an Equity Sponsor as set forth in section 4 of the Equity Funding Agreements; provided that such enhancement is irrevocable until the final maturity of such debt financing, including any optional extensions thereof. The first time that a Participant supplies substitute credit enhancement under this Agreement or under the Phase II Massachusetts Facilities Support Agreement, the substitute credit enhancement shall also cover such Participant’s share of the debt obligations of New England Power Company and Boston Edison Company relating to their respective AC Facilities and the term of such credit enhancement shall extend for the full term of the then remaining depreciation period for the AC facilities supported under such AC Facilities Support Agreements.
The principal amount of such substitute credit enhancement shall equal that Participant’s Participating Share of the maximum amount of obligations under such New Hampshire Hydro debt financing plus, if not already provided in connection with any other debt financing of New Hampshire Hydro or New England Hydro, that Participant’s Participating Share of the maximum amount of debt obligations of New England Power Company and Boston Edison Company relating to the AC Facilities as determined by New England Power and Boston Edison, respectively.
For any substitute credit enhancement that covers that Participant’s Participating Share of the debt obligations of Boston Edison Company and New England Power. Company relating to the AC Facilities, such substitute credit enhancement shall provide for direct payment to New England Power and Boston Edison, respectively. of the amounts included therein for covering such debt obligations.
As compensation to Equity Sponsors for providing this additional credit support, a Credit Enhancement Charge, as calculated in connection with each debt financing is required to be paid by the Participants. If a Participant is a Credit Enhanced Participant by reason of below-investment grade, withdrawn or suspended debt ratings, the Credit Enhancement Charge attributed to that Credit Enhanced Participant will be paid by all Participants with each Participant paying its Participating Share thereof; provided, however, that if a Participant is a Credit Enhanced Participant due to lack of debt ratings, the Credit Enhancement Charge attributed to that Credit Enhanced Participant shall be paid by such Participant.
The Credit Enhancement Charge (E) attributed to a Credit Enhanced Participant is a dollar value determined monthly for each Credit Enhanced Participant by the following formula:

F =	the Credit Enhancement Change for each New England Hydro debt financing that is credit enhanced for the Participant.

I =	a number from 1 to n representing each of New England Hydro debt financings.

n =	total number of such financings.

G =	the Participant’s Participating Share (in percent)

H =	the maximum outstanding amount of New Hampshire Hydro debt during the month which was credit enhanced for such Participant

I =	debt premium (in percent) for the Credit Enhanced. Participant as shown in the following table:

Participant’s Debt Rating*	I(%)

Below B3 or not rated	7.57
B3	5.32
B2	4.82
B1	4.32
Ba3	3.82
6a2	3.32
Ba1	2.82

* Debt rating shall be the lower of the two highest ratings assigned to the Participant’s outstanding junior long-term debt securities by Moody’s, Standard and Poor’s, and Duff & Phelps, converted to a Moody’s equivalent as measured at the commitment date of such New Hampshire Hydro debt financing. If the Participant has a Participating Share of four tenths of one percent (0.4%) or less and has only one debt rating, then the debt rating for such Participant shall be that rating converted to a Moody’s equivalent as measured at the commitment date of such New Hampshire Hydro debt financing.

J +	an amount calculated as follows:

During the period from the Effective Date to the Date of Full Support Payment, J shall equal 0 and the Credit Enhancement Charge calculated during such period pursuant to the above formula shall be accrued for each Participant during such period with interest calculated at New Hampshire Hydro’s AFDC rate. After the Date of Full Support Payment, such previously accrued amount for such Participant shall be treated as if it represented additional investment in the Transmission Facilities relating only to such Participant. As a result J shall include monthly amounts attributable to such Participant (whether or not it continues to be a Credit Enhanced Participant after the Date of Full Support Payment and whether or not the debt being enhanced continues to be outstanding) representing amortization of such previously accrued amount (with amortization over the period that the investment in the Transmission Facilities is being amortized) plus one-twelfth of the composite percentage (as defined in Section 12 hereof) times the unamortized accrued amount plus a provision for income taxes.
[End of Attachment F]

7.
This Amendment shall become binding upon New Hampshire Hydro and the Participants when it has been executed by New Hampshire Hydro and Participants owning Participating Shares aggregating at least 66-2/3%.

8.
Any number of counterparts of this Amendment may be executed, and each shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument.

IN WITNESS WHEREOF, the signatories have caused this Amendment to be executed by their duly authorized officers or agents.

COMPANY By: Its President Address: XXXXXXXXXX XXXXXXXXXX

CONFORMED’
AMENDMENT NO. 5
TO
PHASE II NEW HAMPSHIRE TRANSMISSION
FACILITIES SUPPORT AGREEMENT
This Amendment, dated as of October 1, 1987, is between New England Hydro-Transmission Corporation (New Hampshire Hydro), and the New England utilities listed in Attachment A to the Phase II New Hampshire Transmission Facilities Support Agreement, dated as of June 1, 1985, as amended by Amendment No. 1, dated as of May 1, 1986, Amendment No. 2, dated as of February 1, 1987, Amendment No. 3, dated as of June 1, 1987, and Amendment No. 4, dated as of September 1, 1987, (the “New Hampshire DC Support Agreement”), and amends the New Hampshire DC Support Agreement as hereinafter provided.
In consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the provision of Section 20H of the New Hampshire DC Support Agreement, it is hereby agreed as follows:

1.	Certain terms defined in the New Hampshire DC Support Agreement are used herein with the meanings there provided.

2.	Section 12 is hereby amended by deleting the first sentence of the fourth paragraph thereof and replacing it with the following sentence:
New Hampshire Hydro’s “operating expenses” shall include all amounts related to the Transmission Facilities and properly chargeable to expense accounts less any applicable credits thereto, in accordance with the Uniform System, including but not limited to operation and maintenance expense such as rent on leased property and administrative and general expenses, state and Federal income and franchise taxes, property taxes, payroll taxes, any other taxes not based on income, and depreciation and/or amortization expense; it being understood that unless the FERC, upon application by New Hampshire Hydro, authorizes a shorter depreciation and/or amortization period, for purposes of this Agreement depreciation and/or amortization shall be at a rate sufficient to recover the investment in the Transmission Facilities (including estimated cost of removal less any salvage value which salvage value, for the purpose of calculating such depreciation and/or amortization, will not exceed the amount of cost of removal) over the greater of: (i) ten years from the Date of Full Support Payment or (ii) the term of New Hampshire Hydro’s permanent debt financings or other permanent financing arrangements related to the Transmission Facilities, adjusted for multiple maturities and repayment schedules; and it also being understood that rents on leased property shall include the rental of property or property rights related to the Transmission Facilities from any Participant with rent based on book value.

3.
This Amendment shall become binding upon New Hampshire Hydro and the Participants when it has been executed by New Hampshire Hydro and Participants owning Participating Shares aggregating at least 66-2/3%.

4.
Any number of counterparts of this Amendment may be executed, and each shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument.

IN WITNESS WHEREOF, the signatories have caused this Amendment to be executed by their duly authorized officers or agents.

COMPANY By: Its President Address: XXXXXXXXXX XXXXXXXXXX

CONFORMED
AMENDMENT NO. 6
TO
PHASE II NEW HAMPSHIRE TRANSMISSION
FACILITIES SUPPORT AGREEMENT
This Amendment, dated as of August 1, 1988, is between New England Hydro—Transmission Corporation (New Hampshire Hydro), and the New Hampshire utilities listed in Attachment A to the Phase II New Hampshire Transmission Facilities Support Agreement, dated as of June 1, 1985, as amended (the “New Hampshire DC Support Agreement”), and amends the New Hampshire DC Support Agreement as hereinafter provided.
In consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the provision of Section 20H of the New Hampshire DC Support Agreement, it is hereby agreed as follows:

1.	Certain terms defined in the New Hampshire DC Support Agreement are used herein with the meanings therein provided.

2.	Section 1 is hereby amended by deleting the first sentence of the fifteenth paragraph thereof.

3.	Section 2 is hereby amended by (i) changing each reference to a “June 1, 1986” deadline to “September 15, 1988” and (ii) changing each reference to a “March 1, 1986” deadline to “September 1, 1988.”

4.	Section 2 is hereby amended further by deleting, in the last paragraph thereof, the words “Section 2” and inserting in lieu thereof “Agreement.”

5.	Section 4A is hereby amended by deleting the third sentence of the second paragraph thereof and inserting in lieu thereof the following:
“The initial computation of Participating Shares shall be made on the basis that each signatory to this Agreement as shown in Attachment A is a Participant. After such initial computation and before the Effective Date, each Participant shall be entitled to transfer any or all of its Participating Share to one or more other Participants. On or before September 1, 1988, any Participant listed in Attachment A who has transferred, or intends to transfer, any or all of its Participating Share to one or more other Participants listed in Attachment A must provide documentation to New Hampshire Hydro covering the transfer. The initial computation is to be recomputed on and as of the Effective Date on the basis that each signatory to this Agreement which has provided timely documentation of its participation or transfer is a Participant. Any such transfers of Participating Shares will be taken into account after such recomputation. Any such transfer of Participating Shares hereunder shall have no effect on the interests, rights, or obligations of participants in Phase I. Subsequent computations are to be made thereafter as of the first day of each month in which an interest is modified or terminated pursuant to any provision hereof.”

6.	Section 4B is hereby amended by deleting, in the first sentence thereof, the word “date”.

7.	Section 12 is hereby amended by inserting into the second sentence of the fourth paragraph thereof following the words “In addition, each Participant will pay to” the following:
“New Hampshire Hydro, and New Hampshire Hydro will pay to”

8.	Section 14 is hereby amended by adding the following clause to the end of the first sentence thereof:
“; provided, however, that nothing in this Section 14 shall (a) prevent a Participant from transferring its interests and obligations hereunder to another Participant prior to the Effective Date, or (b) impose any continuing liabilities or obligations on said transferring Participant with respect to this Agreement incurred or relating to the period of time after said transferring Participant’s Participating Share has been reduced to zero.”

9.	Section 20F is hereby amended by inserting into the second sentence thereof following the words “the Transmission Facilities,” the following:
and (iv) for a transfer of any or all of a Participant’s Participating Share prior to the Effective Date as provided in Section 4A hereof,”

10.	The first attached Schedule I is hereby deleted and replaced with the second attached Schedule I.

11.	Schedule II to the Agreement is hereby deleted and replaced with the attached Schedule II.

12.	Attachment A to the Agreement is hereby deleted and replaced with the attached Attachment A.
13 Any number of counterparts of this Amendment may be executed, and each shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument.
IN WITNESS WHEREOF, the signatories have caused this Amendment to be executed by their duly authorized officers or agents.

COMPANY By: Its President Address: XXXXXXXXXX XXXXXXXXXX

Schedule I
Vermont Electric Power Company, Inc.
Contracting Electric Systems

City of Burlington Electric Department
Central Vermont Public Service Corporation
Citizens Utilities Company
Village of Enosburg Falls Water & Light Department
Franklin Electric Light Company
Green Mountain Power Corporation
Village of Hardwick Electric Department
Village of Ludlow Electric Light Department
Village of Lyndonville Electric Department
Village of Morrisville Water & Light Department
Village of Northfield Electric Department
Village of Stowe Water and Light Department
Village of Swanton
Electric Generation & Transmission .Coop., Inc.
Vermont Marble Company
Washington Electric Cooperative, Inc.

[DELETED]

Schedule I
Vermont Electric Power Company, Inc.
Contracting Electric Systems
Central Vermont Public Service Corporation
Citizens Utilities Company
Franklin Electric Light Company, Inc.
Green Mountain Power Corporation

[INSERTED]

Schedule II
Massachusetts Municipal Wholesale Electric Company
Contracting Electric Systems

Massachusetts Systems

Town of Ashburnham Municipal Light Plant
Town of Georgetown Municipal Light Department
Town of Hull Municipal Lighting Plant
Town of Littleton Electric Light Department
Town of Mansfield. Municipal Electric Department
Town of Marblehead Municipal Light Department
Town of Middleton Municipal Electric Department
Town of Paxton Municipal Light Department
Town of Templeton Municipal Lighting Plant

Rhode Island System

Pascoag Fire District

ATTACHMENT A
Except as provided below, if any participant does not receive required consents, waivers, regulatory approvals, or other actions of governmental authorities within the time period required by this Agreement, the listing of participants and 1980 kilowatthour load will be appropriately modified.

Participant	1980 Kilowatthour Load
The Connecticut. Light and Power Company	16,002,437,000
western Massachusetts Electric Company	3,252,432,000
Holyoke Water Power Company	106,905,000
Holyoke Power and Electric Company	0
New. England Power Company	15,444,975,840	(a), (b)
Boston Edison Company (Edison)	9,531,773,000	(b), (c)
Central Maine Power Company	6,053,571,000
Public Service Company of New Hampshire	5,043,242,871	(d)
The United Illuminating Company	4,715,078,120
Vermont Electric Power Company	3,262,098,200
Canal Electric Company	3,227,553,000
Montaup Electric Company	3,096,872,000	(e)
Bangor Hydro-Electric Company	1,305,625,118
Connecticut Municipal Electric Energy Cooperative	718,177,538
UNITIL Power Corp.	609,873,261	(f)
Massachusetts Municipal Wholesale Electric Company	470,025,000
Town of Reading Municipal Light Department	401,795,000
Newport Electric Corporation	382,745,000
Fitchburg Gas and Electric Light Co.	369,055,118
Taunton Municipal Lighting Plant	307,460,361
City of Chicopee Municipal Lighting Plant	279,273,169
Town of Braintree Electric Light Department	267,289,000
City of Peabody Municipal Light Plant	245,010,000
City of Westfield Gas & Electric Light Department	219,026,000
City of Holyoke Gas & Electric Light Department	214,448,000
Town of Danvers Electric Department	206,806,000
Town of Shrewsbury Electric Light Department	146,303,000
Hudson Light and Power Department	127,808,000
Town of Wakefield Municipal Lighting Department	107,609,000
Town of Hingham Municipal Lighting	103,929,000
Town of South Hadley Electric Light Department	99,981,000
Town of North Attleborough Electric Department	93,816,000
Town of Middleborough Gas and Electric Department	92,081,000
Town of Holden Municipal Light Department	63,676,000
Town of West Boylston Municipal Lighting Department	43,974,000
Town of Sterling Municipal Electric Department	24,510,000
Town of Groton Electric Light Department	22,908,000
Town of Boylston Municipal Light Department	17,324,000
Town of Rowley Municipal Light Department	13,551,000
Princeton Municipal Light Department	7,130,000
Town of Concord Municipal Light Plant	0	(c)

	76,698,146,596

(a)	Includes New Hampshire retail 1980 kilowatthour load of 434,290,243.

(b)
The 1980 Kilowatthour loads shown for Boston Edison Company and New England Power Company have been adjusted to reflect the current status of Norwood as a full requirements customer of New England Power Company.

(c)
As of June 1, 1985, Concord continues to be a full requirements customer of Edison. At such time as Concord ceases to be a full requirements customer of Edison, for purposes of this Agreement, Concord shall have an additional Participating Share equal to 1.087% of Edison’s initial Participating Share (based on a 1980 Kwh load of 103,629,000 Kwh for Concord) and Edison’s Participating Share shall be reduced by such amount.

(d)	Includes New. Hampshire retail 1980 kilowatthour load of 4,939,218,744.

(e)	The amount shown for Montaup Electric Company includes the load of the other members of the Eastern Utilities Associates system.
(s) The amount shown for UNITIL Power Corp. represents the 1980 kilowatthour load of its affiliates, Concord Electric Company and Exeter & Hampton Electric Company.

AMENDMENT NO. 7
TO
PHASE II NEW HAMPSHIRE TRANSMISSION
FACILITIES SUPPORT AGREEMENT
This Amendment, dated as of January 1, 1989, is between New England Hydro-Transmission Corporation (New Hampshire Hydro), and the New England utilities listed in Attachment A to the Phase II New Hampshire Transmission Facilities Support Agreement, dated as of June 1, 1985, as amended (the “New Hampshire DC Support Agreement”), and amends the New Hampshire DC Support Agreement as hereinafter provided.
In consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the provisions of Section 20H of the New Hampshire DC Support Agreement, it is hereby agreed as follows:

1.	Certain terms defined in the New Hampshire DC Support Agreement are used herein with the meanings therein provided.

2.	Section 2 is hereby amended by inserting the following at the end of the second sentence of paragraph seven thereof:
“, or except with the approval of New England Hydro and New Hampshire Hydro, as required in connection with any financing by MMWEC, the proceeds of which are to be applied exclusively by MMWEC to meet its obligations under Phase II, provided that such grant by MMWEC to its third party lenders shall be on a pari passu basis with the Lenders, New England Hydro, New Hampshire Hydro, New England Power Company and Boston Edison Company, and provided further that MMWEC shall have its third party lenders execute and deliver intercreditor agreements acceptable to the Lenders, New England Hydro, New Hampshire Hydro, New England Power Company and Boston Edison Company providing an appropriate allocation between MMWEC’s third party lenders and the Lenders, New England Hydro, New Hampshire Hydro, New England Power Company and Boston Edison Company of payments made under MMWEC’s contract with its systems and including appropriate notice provisions.”
Section 12 is hereby amended by inserting in the fourth paragraph thereof after the first sentence the following:
“‘Operating expenses’ shall also include all support -charges incurred by New Hampshire Hydro pursuant to Section 8 of the Phase II Maine Electric Power SVC Facilities Support Agreement between New Hampshire Hydro and Maine Electric Power Company, dated as of October 1, 1988 (SVC Agreement).”
Section 15C is hereby amended by inserting after the first sentence thereof the following:
“In addition, such Participant’s payment required by the preceding sentence shall be increased by an amount equal to its Participating Share of the ‘amounts’ determined in the first and second sentences of Section 11B of the SVC Agreement.”
Section 16 is hereby amended by inserting in the second sentence of the second paragraph thereof, after the words “notified, equal to”, the following:
“its Participating Share of the ‘amounts’ determined in the second and third sentences of the second paragraph of Section 12 of the SVC Agreement plus”
Section 16 is hereby further amended by inserting in the first sentence of the third paragraph thereof, after the words “sell the Transmission Facilities”; the following:
“(including New Hampshire Hydro’s rights to Transmission Facilities in Vermont and the SVC Facilities in Maine)”
Section 20D is hereby amended by inserting the following at the end of such section:
“For the purpose of this subsection, the Transmission Facilities shall include the SVC Facilities as defined in the SVC Agreement.”

3.	This amendment shall become effective on the last to occur of (i) the acceptance of this amendment by the Federal Energy Regulatory Commission, and (ii) the effective date of the SVC Agreement.

4.
Any number of counterparts of this Amendment may be executed, and each shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument.

IN WITNESS WHEREOF, the signatories have caused this Amendment to be executed by their duly authorized officers or agents.

COMPANY By: Its President Address: XXXXXXXXXX XXXXXXXXXX

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